Exhibit 10.1

Execution Version

Stock purchase AGREEMENT

by and AMONG

LRAD CORPORATION,

Genasys Holding S.L.,

THE HOLDERS OF CAPITAL STOCK OF Genasys Holding S.L.,

and

Pablo Colom IMAZ
(AS REPRESENTATIVE OF THE STOCKHOLDERS OF Genasys Holding S.L.)

January 18, 2018

Table of Contents

ARTICLE 1 THE SALE OF COMPANY SHARES		1

1.1	Sale of Company Shares	1
1.2	Purchase Price	1
1.3	Payment of the Purchase Price.	2
1.4	Dispute Resolution	3
1.5	Repayment of Debt Obligations	3
1.6	Closing	4
1.7	Withholding Obligations	4

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF the stockholders		4

2.1	Organization	5
2.2	Authorization	5
2.3	No Violations	5
2.4	Capitalization.	5
2.5	Subsidiaries	7
2.6	Financial Statements; Internal Controls.	7
2.7	Indebtedness; No Undisclosed Liabilities	7
2.8	Insolvency	7
2.9	Absence of Certain Changes	7
2.10	Legal Proceedings	8
2.11	Compliance with Law	8
2.12	Permits	8
2.13	Material Contracts.	9
2.14	Tax Matters.	10
2.15	Employees.	13
2.16	Employee Benefits.	15
2.17	Leases; Leased Real Property.	15
2.18	Environmental Matters	16
2.19	Intellectual Property.	16
2.20	Insurance	21
2.21	Transactions with Affiliates	21
2.22	Assets	21
2.23	Accounts Receivable	22
2.24	Inventories	22
2.25	Warranties	22
2.26	Product Liability; Recalls	22
2.27	Customers and Suppliers	23
2.28	Government Contracts	23
2.29	Powers of Attorney; Depositories and Authorities	23
2.30	Books and Records	23
2.31	Brokers, Finders and Investment Bankers	23
2.32	Legal and Tax Advice	23
2.33	Due Diligence	23
2.34	No Other Representations and Warranties	24

-i-

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER		24

3.1	Organization	24
3.2	Authorization	24
3.3	No Violations	24
3.4	Brokers, Finders and Investment Bankers	24
3.5	Independent Investigation	24

ARTICLE 4 CERTAIN COVENANTS AND AGREEMENTS		25

4.1	Expenses	25
4.2	No Separate Consideration	25
4.3	Tax Matters.	25
4.4	Public Statements and Press Releases	27
4.5	Stockholder Payment Allocations	27

ARTICLE 5 CONDITIONS		27

5.1	Conditions to Each Party’s Obligations	27
5.2	Conditions to Obligations of the Stockholders	27
5.3	Conditions to Obligations of Purchaser	28

ARTICLE 6 INDEMNIFICATION		29

6.1	Indemnification by the Stockholders.	29
6.2	Indemnification Claims	31
6.3	Survival of Representations and Warranties	31
6.4	Limitations	31
6.5	Tax Treatment	32
6.6	Exclusive Remedies	32

ARTICLE 7 RESERVED		33

ARTICLE 8 REPRESENTATIVE		33

8.1	Appointment	33
8.2	Authorization	33
8.3	Replacement	33
8.4	Decisions Binding	33
8.5	Compensation; Expenses	34
8.6	Stockholders Bound	34

ARTICLE 9 MISCELLANEOUS PROVISIONS		35

9.1	Notices	35
9.2	Exhibits and Schedules to this Agreement	35
9.3	Disclosure Schedules	36
9.4	Time of the Essence; Computation of Time	36
9.5	Assignment; Successors in Interest	36
9.6	Survival of Covenants	36
9.7	Controlling Law	36
9.8	Entire Agreement	36
9.9	Amendment, Modification and Waiver	36

-ii-

9.10	Severability	36
9.11	Counterparts; Electronic Signatures	36
9.12	No Third-Party Beneficiaries	37
9.13	Jurisdiction and Forum.	37
9.14	Waiver of Jury Trial	37
9.15	Attorneys’ Fees	37
9.16	Specific Performance	37
9.17	Construction	37

Exhibits

Exhibit A	-	Definitions
Exhibit B	-	Ownership and Payment Schedule
Exhibit C	-	Form of Release
Exhibit D	-	Form of Restri2tive Covenant Agreement
Exhibit E	-	Special Indemnification Matters
Exhibit F	-	Working Capital Schedule
Exhibit G	-	Allocation of Purchase Price
Exhibit H	-	Indemnifying Stockholders
Exhibit I	-	Severance Obligations

-iii-

Stock Purchase AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 18, 2018, by and among LRAD Corporation, a Delaware corporation (“Purchaser”), Genasys Holding S.L., a limited liability company organized under the laws of Spain (the “Company”), each of the holders of the capital stock of the Company (each a “Stockholder” and collectively, the “Stockholders”), and Pablo Colom Imaz, an individual resident in Spain, as representative of the Stockholders (the “Representative”). Capitalized terms used herein are defined in Exhibit A hereto.

Recitals

A.     The Stockholders collectively own all of the issued and outstanding capital stock of the Company (the “Company Shares”), with each Stockholder owning that number of Company Shares set forth opposite such Stockholder’s name on Exhibit B hereto;

B.     The Stockholders desire to sell to Purchaser, and Purchaser desire to purchase from the Stockholders, all of the capital stock of the Company on the terms and subject to the conditions set forth herein; and

C.     In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, certain of the Stockholders are entering into Restrictive Covenants Agreements in favor of Purchaser.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE 1
THE SALE OF COMPANY SHARES

1.1     Sale of Company Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Stockholders shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from the Stockholders, the Company Shares, free and clear of all Liens.

1.2     Purchase Price. As full and complete consideration for the sale, assignment, transfer, conveyance and delivery of the Company Shares to Purchaser, and for all representations, warranties, covenants and obligations of the Stockholders in this Agreement, Purchaser agrees to pay the Stockholders cash in an amount equal to One Million Nine Hundred Thousand Euros (€1,900,000) (the “Purchase Price”). The Purchase Price is premised upon the Company having as of the Closing, (a) Working Capital of Eighty Thousand Euros (€80,000) (the “Working Capital Target”), (b) Company Debt equal to One Million Four Hundred Thousand Euros (€1,400,000) (the “Company Debt Target”) and (c) Severance Obligations equal to Three Hundred Ninety Thousand Euros (€390,000) (the “Severance Target”). The Purchase Price shall be (1) increased by the amount, if any, that the Working Capital as of Closing exceeds the Working Capital Target or decreased by the amount, if any, that the Working Capital as of Closing is less than the Working Capital Target (provided, however, that the Purchase Price will not be adjusted based on Working Capital as of the Closing if the Working Capital as of Closing is between Sixty Thousand Euros (€60,000) and One Hundred Thousand Euros (€100,000)), (2) increased by the amount, if any, that the Company Debt as of Closing is less than the Company Debt Target or decreased by the amount, if any, that the Company Debt as of Closing exceeds the Company Debt Target and (3) increased by the amount, if any, that the Severance Obligations as of Closing is less than the Severance Target or decreased by the amount, if any, that the Company’s Severance Obligations as of Closing exceeds the Severance Target. The Purchase Price shall be paid as provided in the remainder of this ARTICLE 1.

1.3     Payment of the Purchase Price.

(a)      Pre-Closing Purchase Price. Not later than two (2) Business Days before the Closing Date, the Stockholders, through the Company, shall prepare and deliver to Purchaser a statement (the “Pre-Closing Statement”) setting forth the Company’s good faith estimate of, each as of the close of business on the Business Day immediately preceding the Closing Date, (i) the Working Capital, (ii) the Company Debt, (iii) the Severance Obligations, and (iv) the Purchase Price as adjusted by the foregoing in accordance with Section 1.2 (the “Estimated Purchase Price”), together with a consolidated balance sheet of the Company estimated in good faith as of the close of business on the Business Day immediately preceding the Closing Date and all relevant backup materials, in detail reasonably acceptable to Purchaser. The Pre-Closing Statement and such consolidated balance sheet shall be prepared in accordance with IFRS and Spanish GAAP. From the delivery of the Pre-Closing Statement until the Closing Date, Purchaser shall be provided complete and accurate copies of, and have reasonable access upon reasonable notice at reasonable times during business hours to the work papers and supporting records of the Company and its accountants to verify the accuracy of the Pre-Closing Statement. Prior to the Closing Date, the Parties will mutually agree on each of the elements of the Pre-Closing Statement.

(b)      Payment of Purchase Price at Closing. Subject to the satisfaction of all of the conditions set forth in this Agreement, at the Closing, Purchaser shall deliver to the Stockholders the Estimated Purchase Price, minus the Escrow Amount, by wire transfer of immediately available funds. Such amount shall be paid to each Stockholder in the proportions provided in Exhibit G. At the Closing Date, Purchaser shall leave the Escrow Amount in the Bank Account and maintain the Escrow Amount in the Bank Account until the adjustment of the Purchase Price has been finalized pursuant to Section 1.3(c). The payment of the Purchase Price and the completion of transactions contemplated hereby shall be subject to the terms of the Deed of Sale and Purchase and receipt by the Stockholders of the Purchase Price as contemplated herein and therein.

(c)      Purchase Price Adjustment.

(i)     Not later than 120 days after the Closing Date, Purchaser shall deliver to the Representative a statement (the “Closing Statement”) setting forth the Working Capital as of the Closing, the Company Debt as of the Closing, the Severance Obligations as of the Closing, and the Purchase Price as adjusted by the foregoing in accordance with Section 1.2, together with a consolidated balance sheet of the Company as of the Closing and all relevant backup materials, in detail reasonably acceptable to Representative. The Pre-Closing Statement and such consolidated balance sheet shall be prepared in accordance with IFRS and Spanish GAAP. From the delivery of the Closing Statement until such time as the Closing Statement and final Purchase Price, as adjusted, shall have been finally determined pursuant to this Section 1.3, the Representative and his accountants (at the expense of the Stockholders) shall, upon reasonable notice and during normal business hours, be permitted to discuss with Purchaser and its accountants the Closing Statement and shall be provided complete and accurate copies of, and have reasonable access (including electronic access, to the extent reasonably available) upon reasonable notice at reasonable times during normal business hours to the work papers and supporting records of Purchaser and its accountants so as to allow the Representative and his accountants to verify the accuracy of the Closing Statement.

(ii)     If the Representative disputes the Closing Statement, the Representative shall notify Purchaser in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within 30 days after delivery of the Closing Statement and such disagreement shall be resolved in accordance with Section 1.4.

(iii)     Immediately upon the earlier to occur of (A) the expiration of the 30 day period for giving the Dispute Notice, if no such notice is given, or (B) notification by the Representative to Purchaser that no such notice will be given, or (C) the resolution of disputes, if any, pursuant to Section 1.4, any adjustments to the Purchase Price shall be paid as follows: (1) if the final Purchase Price as adjusted to reflect the Working Capital, the Company Debt and the Severance Obligations set forth on the Closing Statement exceeds the Estimated Purchase Price, then Purchaser will pay such excess to the Stockholders in the proportions provided in Exhibit G or (2) if the final Purchase Price as adjusted to reflect the Working Capital, the Company Debt and the Severance Obligations set forth on the Closing Statement is less than the Estimated Purchase Price, then such amount will be released to Purchaser from the Bank Account. Following payment of the amounts contemplated by the immediately preceding sentence, if any, the funds remaining in the Bank Account will be released to the Representative for delivery to the Stockholders in the proportions provided in Exhibit G and the Bank Account will be terminated.

1.4     Dispute Resolution. Any Dispute Notice delivered under this ARTICLE 1 shall specify those items or amounts as to which the Representative disagrees, and the Representative shall be deemed to have agreed with all items not raised in the Dispute Notice. If there is such a dispute, Purchaser and the Representative shall first negotiate in good faith to reach agreement on the disputed items or amounts. If Purchaser and the Representative are unable to resolve the dispute within 30 days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to Madrid office of Kreston International (the “Neutral Accountant”). All determinations and calculations pursuant to this Section 1.4 shall consider only those items as to which the Representative has disagreed, shall be in writing and shall be delivered to Purchaser and the Representative as promptly as practicable. The determination of the Neutral Accountant as to the resolution of any dispute shall be binding and conclusive upon all Parties, with each Party expressly waiving any right such Party may have to litigate or arbitrate any matter covered by this Section 1.4. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.4 may be entered in and enforced by any court of competent jurisdiction. The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to this Section 1.4 shall be borne by the Stockholders, on the one hand, and Purchaser, on the other hand, in such amount(s) as shall be determined by the Neutral Accountant based on the proportion that the aggregate amount of disputed items submitted to the Neutral Accountant that is unsuccessfully disputed by Purchaser, on the one hand, or the Representative, on the other hand, as determined by the Neutral Accountant, bears to the total amount of such disputed items so referred to the Neutral Accountant for resolution.

1.5     Repayment of Debt Obligations. In addition to payment of the Purchase Price as set forth above, Purchaser shall pay at the request of and on behalf of the Company at Closing by wire transfer of immediately available funds the loans by certain Stockholders as listed on Schedule 1.5 (the “Stockholder Loans”), which the Stockholders agree amount to €368,538 in the aggregate as of November 30, 2017 and are allocated among certain Stockholders as follows: (i) €325,407 (€321,789 will be paid at Closing and €3,618 is to be withheld for applicable taxes) to Investment Fund Continental S.L.; (ii) €27,107 to Adara Ventures SICAR; and (iii) €16,024 to Caixa Capital Pyme Innovación SCR. Such payment will thereafter represent an intercompany loan by Purchaser to the Company.

1.6     Closing.

(a)     The consummation of the transactions contemplated by this Agreement are in this Agreement referred to as the “Closing.” The Closing shall occur by physical exchange of documentation and execution of the public documents indicated in this Agreement at the Notary office, on the date that is three Business Days after each of the conditions set forth in ARTICLE 5 shall have been satisfied or waived in writing (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver in writing of such conditions) or at such other time, or by such other means, as the Representative and Purchaser may agree in writing.

(b)     On the Closing Date, in one and the same act, the Parties shall formalize before the Notary the transfer of the Company Shares to Purchaser and the following steps shall be taken:

(i)     delivery to the Notary by the Stockholders, for inclusion in the Deed of Sale and Purchase, of a certificate issued by the directors of the Company stating that all of the statutory or bylaw provisions have been complied with in order to permit the sale of the Company Shares to Purchaser;

(ii)     formalization of the Deed of Sale and Purchase, which shall also include the appointment of the Representative by the Stockholders;

(iii)     payment of the Purchase Price to be paid by Purchaser pursuant to this Agreement and grant by the Stockholders, in the Deed of Sale and Purchase, of an acknowledgment of receipt of the amount paid;

(iv)     delivery to the Notary, by each Stockholder, of the deeds of sale and purchase or certificates of ownership of the Company Shares, so that the Notary records the relevant notes on such deeds or certificates;

(v)     registration of the sale and purchase on the register of registered shares of the Company by way of an entry signed by the directors of the Company;

(vi)     delivery to, or placement at disposal of, Purchaser by the Stockholders of all such updated books of account and other books and original documentation of the Companies, that may be legally required or necessary or merely appropriate for the management of the Companies;

(vii)     delivery by the Stockholders to Purchaser of the written resignations of the directors of each of the Companies, secretaries and, as the case may be, deputy secretaries of their managing bodies, expressly declaring that they are all up to date in collection of all their compensation and that they have nothing to claim for any item from any of such Companies; and

(viii)     execution and notarization by Purchaser of the deed of declaration of the new sole shareholder of the Company.

1.7     Withholding Obligations. Each of Purchaser and the Stockholders shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to any provision of this Agreement to any Person such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Law. To the extent that amounts are so withheld by Purchaser or the Company, such withheld amounts shall be (a) remitted by the applicable withholding party to the applicable Taxing authority and (b) treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made by Purchaser or the Company. Purchaser shall also have the right to collect Forms W-8 or W-9, or such other forms relating to United States federal withholding obligations as may be applicable, from such Persons.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF the stockholders

As a material inducement to Purchaser to enter into this Agreement, the Stockholders herby represent and warrant to Purchaser as of the date hereof as follows, except as expressly set forth in the disclosure schedule delivered by the Stockholders to Purchaser on or before the date of this Agreement:

2.1     Organization. To the extent that each Stockholder is not an individual: (a) such Stockholder is a corporation, partnership, limited liability company or trust duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and (b) such Stockholder has all necessary power and authority to carry on its business as presently conducted. Each of the Companies is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Companies is duly qualified to transact business, and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Stockholders, through the Company, have heretofore made available to Purchaser accurate and complete copies of the Organizational Documents, as currently in effect, of the Companies and have made available to Purchaser the minute books and stock records of the Companies. Neither of the Companies is in default under or in violation of any provision of its Organizational Documents. The stock record books of each of the Companies made available to Purchaser are complete and the minutes prepared in the period after December 19, 2001 are complete and signed, but are not transcribed to a minute book. Schedule 2.1 contains a correct and complete list of all of the officers and directors of each of the Companies.

2.2     Authorization. Each of the Company and the Stockholders has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and each of the Stockholders and the performance by the Company and the Stockholders of their obligations hereunder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and the Stockholders, subject to the adoption of this Agreement by the Stockholders. This Agreement has been duly executed and delivered by the Company and the Stockholders and constitutes the valid and binding agreement of the Company and the Stockholders, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies (collectively, the “Enforceability Exceptions”).

2.3     No Violations. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (i) the Organizational Documents of the Companies or any Stockholder, (ii) in any material respect any contract, commitment, instrument or other agreement to which either of the Companies or any Stockholder is a party or by which any of them (or any of their respective properties or assets) is subject or bound, (iii) any judgment, decree or order of any court or governmental authority or agency to which either of the Companies or any Stockholder is a party or by which either of the Companies or any of their respective properties or assets is bound, or (iv) any Law applicable to either of the Companies or any Stockholder. Except as listed on Schedule 2.3, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to the Companies is required in connection with the execution, delivery or performance of this Agreement by the Company or any Stockholder or the consummation of the transactions contemplated by this Agreement by the Company or the Stockholders.

2.4     Capitalization.

(a)     The authorized capital stock of the Company amounts to Euro 4,812,759.18 as it is registered under the Commercial Registry of Madrid and consists of 1,567,674 Company Shares with a nominal value of Euro 3.07, of which, as of the date of this Agreement, all Company Shares were issued and outstanding. Other than the Company Shares, the Company has no authorized or issued capital stock.

(b)     Exhibit B sets forth a complete and accurate list, as of the date of this Agreement, of the holders of all of the capital stock of the Company, showing the number of shares of capital stock, held by each Stockholder. None of the capital stock of the Company constitute restricted stock or is otherwise subject to a repurchase or redemption right. All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws.

(c)     The Company Shares reflected on Exhibit B are owned beneficially and of record by the Stockholders as reflected thereon, free and clear of any Lien. There are no shareholder, investor rights, voting or other agreements affecting the right of any Stockholder to convey the Company Shares to Purchaser, and such Stockholder has the absolute right, authority, power and capacity to sell, assign and transfer such Company Shares to Purchaser free and clear of any Lien. Upon delivery to Purchaser of the Company Shares sold hereunder, Purchaser will acquire good, valid and marketable title to such Company Shares, free and clear of any Lien and free and clear of any preemptive rights, right of first refusal or “put” or “call” rights created by Law, the Company’s Organizational Documents or any agreement to which the Company or such Stockholder is a party or by which such Stockholder is bound.

(d)     Except as stipulated in the Shareholders Agreement: (i) no subscription, warrant, option, restricted stock, convertible security or other right (contingent or otherwise) to purchase or acquire any ownership interests of either of the Companies is authorized or outstanding, (ii) neither of the Companies has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any of its ownership interests any evidences of indebtedness or assets of either of the Companies, (iii) except as set forth in the Companies’ Organizational Documents, as amended or restated through the date of this Agreement, neither of the Companies has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any ownership interests of either of the Companies or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to either of the Companies.

(e)     Except for the Shareholders Agreement, there is no agreement, written or oral, between either of the Companies and any holder of the securities of either of the Companies, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co sale rights or “drag along” rights), registration under the Securities Act of 1933, as amended (the “Securities Act”) or the securities Laws of any other jurisdiction, or voting, of the ownership interests in either of the Companies.

2.5     Subsidiaries. Except for the Subsidiary and Genasys Mexico, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity. The Subsidiary does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity. Genasys Mexico is a dormant company and has no operations, no employees and no liabilities.

2.6     Financial Statements; Internal Controls.

(a)     Schedule 2.6(a) includes (i) the audited consolidated and individual balance sheets and statements of income of the Companies as of and for the calendar years ended December 31, 2014, 2015 and 2016; and (ii) unaudited consolidated and individual balance sheets and statements of income of the Companies as of and for the eleven (11) months ended November 30, 2017 (the “Financial Statements”) prepared from the books and records of the Companies as of, and for the period ended on, such date and prepared in accordance with IFRS and Spanish GAAP. Except as set forth in the notes thereto, the Financial Statements have been prepared in accordance with and is consistent with the books and records of the Companies, and present fairly, in all material respects, the assets, liabilities, business condition, financial position, results of operations and cash flows of the Companies as at the dates and for the periods indicated therein. All books, records and accounts of the Companies have been maintained in accordance with good business practice and all applicable Laws. Except as listed on Schedule 2.6(a), the Companies have no accounts payable that are outstanding as of the date hereof and the Closing Date, as applicable, beyond the applicable due date for the arrangement underlying such payable and no extension of any applicable due date has been granted.

(b)     The Companies maintain accurate books and records reflecting their assets and liabilities and maintains proper and adequate internal accounting controls customary for similarly structured companies of the size and nature of the Companies which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Companies and to maintain accountability for the Companies’ assets, (iii) access to assets of the Companies is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Companies is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Companies maintain disclosure controls and procedures that are effective to ensure that all material information concerning the Companies is made known on a timely basis to the individuals responsible for the preparation of the Companies’ financial statements.

2.7     Indebtedness; No Undisclosed Liabilities. Except as listed on Schedule 2.7, the Companies have no outstanding Indebtedness. The Companies have no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Balance Sheet, (b) liabilities that have arisen since the Balance Sheet Date in the Ordinary Course and which are similar in nature and not disproportionate in amount to the liabilities that arose during the comparable period of time in the immediately preceding fiscal period and (c) the liabilities listed on Schedule 2.7.

2.8     Insolvency. Neither of the Companies is in a case or situation of insolvency (“concurso”), nor in case of mandatory winding-up,

2.9     Absence of Certain Changes. Except as listed on Schedule 2.9, since the Balance Sheet Date:

(a)     the business and affairs of the Companies have been operated and undertaken only in the Ordinary Course, including without limitation with respect to (i) the maintenance of working capital balances, (ii) the collection of account receivable, (iii) the payment of accounts payable, (iv) finished goods inventory levels, (v) raw materials inventory levels, (vi) liabilities of the Companies, (vii) pricing and credit policies and (viii) acceptance of customer deposits.

(b)     there has not been (i) any Material Adverse Effect, (ii) any damage, destruction, loss or casualty to property or assets of the Companies, whether or not covered by insurance, which property or assets are material to the operations or business of the Companies taken as a whole, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the ownership interest of the Companies or any redemption or other acquisition by the Companies of any of ownership interest of the Companies or any split, combination or reclassification of the ownership interests of either of the Companies declared or made by either of the Companies, (iv) any increase in compensation payable or benefits to directors, executive officers or key employees of either of the Companies or (v) any commitment or agreement to do any of the foregoing; and

(c)     there has not been (i) any extraordinary losses suffered, (ii) any material assets mortgaged, pledged or made subject to any Lien, (iii) any liability or obligation (absolute, accrued or contingent) incurred or any bad debt, contingency or other reserve increase suffered, except, in each such case, in the Ordinary Course, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the Ordinary Course, of claims, liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the Ordinary Course since the Balance Sheet Date, (v) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course, (vi) written down the value of any asset or investment on the books or records of the Companies, except for depreciation and amortization taken in the Ordinary Course, (vii) any change in any method of accounting or accounting practice by either of the Companies, except for such changes required by reason of changes in IFRS and Spanish GAAP, (viii) cancellation of any debts or waiver of any claims or rights in excess of €5,000, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) in excess of €5,000, except, in each such case, in transactions in the Ordinary Course, (ix) any single capital expenditure or commitment in excess of €25,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of €25,000 (on a consolidated basis) for additions to property or equipment, (x) entered into any transaction other than in the Ordinary Course, or (xi) any agreement to do any of the foregoing.

2.10     Legal Proceedings. There are no Legal Proceeding pending or, to the Company’s Knowledge, threatened against either of the Companies. Neither of the Companies is subject to any judgment, decree, injunction, rule or order of any Governmental Entity.

2.11     Compliance with Law. Each of the Companies is currently conducting, and, to the Company’s Knowledge, has at all times since its inception conducted, its business in material compliance with each applicable Law of any Governmental Entity. Neither of the Companies has received any written notice from any Governmental Entity alleging noncompliance with any applicable Law. Neither of the Companies nor any officer, director, employee or agent of either of the Companies or any Stockholder acting on their behalf, has authorized, directed or participated in any act in violation of any provision of the United States and Foreign Corrupt Practices Act of 1977 (or the Companies are not subject to such laws) or any similar Law of any foreign jurisdiction, as applied to such officer, director, employee, agent or Stockholder.

2.12     Permits. Schedule 2.12 sets forth a list of all Permits issued to or held by the Companies. Except as set forth on Schedule 2.12, such listed Permits are the only Permits that are required for the Companies to conduct their business as presently conducted. Each such Permit is in full force and effect; the Companies are in compliance with the terms of each such Permit; and, to the Company’s Knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing in accordance with its terms and conditions, including with respect to duration.

2.13       Material Contracts.

(a)     Schedule 2.13 sets forth a correct and complete list of the following (the “Material Contracts”:

(i)     any bond, debenture, note, mortgage, indenture or guarantee to which either of the Companies is a party or by which they or their respective properties or assets (real, personal or mixed, tangible or intangible) are bound;

(ii)     any contract, commitment, instrument or agreement (other than those described in Sections 2.13(a)(i) or 2.13(a)(iii), and any Benefit Plans) to which either of the Companies is a party or by which either of the Companies’ properties or assets may be bound involving an annual commitment or annual payment by any party thereto of more than €5,000 individually, or which has a fixed term extending more than twelve months from the date hereof and which involve an annual commitment or annual payment by any party thereto of more than €5,000 or cumulative rental payments in excess of €25,000, in each case individually, or which are otherwise material to the business and operations of either of the Companies;

(iii)     any loan or credit commitment to either of the Companies which is outstanding, together with a brief description of such commitments and the name of each financial institution granting the same;

(iv)     any agreement or contract pursuant to which either of the Companies has entered into a partnership or joint venture with any other Person;

(v)     any agreement or contract that grants to any Person any material exclusive license or supply or distribution agreement or other similar material exclusive rights, or that grants to any Person any guaranteed availability of supply or services for a period greater than 12 months;

(vi)     any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) which involves one of the Companies’ 25 largest customers (as determined based on revenue during the last 12 months), or (B) in which the Companies have granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(vii)     any agreement for the disposition of any significant portion of the assets or business of either of the Companies (other than sales of products in the Ordinary Course) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course);

(viii)     any agreement concerning confidentiality, noncompetition or non-solicitation (other than confidentiality agreements with customers or employees of either of the Companies set forth in the Companies’ standard terms and conditions of sale or standard form of employment agreement, copies of which standard terms and conditions of sale and standard form of employment agreement have previously been made available to Purchaser);

(ix)     any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement, other than offer letters providing for employment or consulting on an at will basis on the Companies’ standard forms, copies of which standard forms have previously been made available to Purchaser;

(x)     any settlement agreement (including any agreement in connection with which any employment-related claim is settled);

(xi)     any agreement with any current or former officer, director or Stockholder of either of the Companies or any Affiliate thereof that is not related to such Person’s employment;

(xii)     any agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;

(xiii)     any agency, reseller, distributor, sales representative, franchise or similar agreements to which either of the Companies is a party or by which either of the Companies is bound, copies of which have either been made available to Purchaser;

(xiv)     any agreement which contains any provisions requiring either of the Companies to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course); and

(xv)     any agreement or contract that limits or purports to limit the ability of either of the Companies or Affiliate of either of the Companies to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time.

(b)     The Stockholders, through the Company has made available to Purchaser a complete and accurate copy of each Material Contract (as amended to date). With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary, as applicable, and, to the Company’s Knowledge, against each other party thereto, subject to the Enforceability Exceptions; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to the Enforceability Exceptions; and (iii) except as listed on Schedule 2.13(b), neither of the Companies nor, to the Company’s Knowledge, any other party, is in breach or violation of, or default under, any such Material Contract, and no event has occurred, is pending or, to the Company’s Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or Subsidiary, as applicable, or, to the Company’s Knowledge, any other party under such Material Contract.

(c)     Neither of the Companies is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Schedule 2.13 under the terms of Section 2.13(a), except for such oral contracts that would not have a Material Adverse Effect. Neither of the Companies is a party to any written or oral arrangement (i) to perform services or sell products which is expected to be performed at, or to result in, a loss or (ii) for which the customer has already been billed or paid that have not been fully accounted for on the Balance Sheet, except for such arrangements that would not have a Material Adverse Effect.

2.14       Tax Matters.

(a)     The Group and/or the Companies have duly, within any appropriate time limits, filed all returns, given all notices and supplied all other information required to be supplied to all relevant Tax Authorities and has maintained all records required to be maintained for Tax purposes. All such information and such returns and notices were and remain complete and accurate in all material aspects and were made on the proper basis, and do not reveal any transaction which may subject to any dispute with, or any enquiry raised, by any Tax Authority.

(b)     The Group and/or the Companies have sufficient and proper records relating to the past events, including any elections made to calculate the tax liability.

(c)     The Group and/or the Companies have paid on a timely basis all Taxes that were due and payable. The Group and/or the Companies have complied with all formal or substantive tax obligations applicable to them.

(d)     In accordance with the IFRS and Spanish GAAP rules and consistently with their own accounting practices, procedures and rules, applied on a uniform and consistent basis in recent financial years, the Group and/or the Companies for the fiscal years ending on or prior to December 31, 2016 have recorded sufficient provisions and reserves for the payment of taxes that have become chargeable but the voluntary period for assessment and payment of which has not yet expired to Company’s Knowledge. The Group and/or the Companies do not have any actual or potential liability before any Tax Authority.

(e)     The deferred tax assets, the tax losses and the tax credits recorded or not recorded in the Financial Statements are true, exact and complete and may be fully offset, and the Group and/or the Companies keep and retain all supporting documentation required by the applicable Tax regulations to justify any deductible expenses, the origin of the tax credits and tax loss carryforwards, except as such documentation as listed on Schedule 2.14(e).

(f)     The Group and/or the Companies are not involved in any current dispute with any Tax Authority and are not and have not been subject, in the fiscal years open to tax audit, to any investigation, enquiry or tax audit or non-routine visit by any Tax Authority. To the Company’s Knowledge, there is no planned investigation or enquiry or tax audit or non-routine visit by any Tax Authority.

(g)     There are no agreements or waivers to extend the filing dates, payment or assessment of Tax; and there are no claims or negotiations underway with any Tax Authority with respect to any issues which could result in the obligation to pay additional Taxes to those already paid or filed.

(h)     No event has occurred which may have interrupted the application of the statute of limitations with regard to any Tax to which the Group and/or the Companies are subject.

(i)     Within the fiscal years open to tax audit, the Group and/or the Companies have not paid or become liable to pay to any Tax Authority any material penalty, fine, surcharge or interest in respect of Tax. The Group and/or the Companies have not been required, within the fiscal years open to tax audit, to provide any security in respect of any amount of Tax, and no asset of the Companies is subject to any charge or power of sale in favor of any Tax Authority.

(j)     The Group and/or the Companies have met all the requirements required by the tax regulations for the benefit of any tax credit (including the R&D tax credits), tax loss, tax deduction or tax exemption. The Group and/or the Companies have not required for any tax ruling before any Tax Authority.

(k)     No Tax Authority has operated or agreed to operate any special arrangement or other concessionary treatment in relation to the Companies’ affairs.

(l)     The Group and/or the Companies have not used methods that entail unlawfully deferring the payment of their Taxes or of the Taxes of third parties, nor have used alternative recognition methods which in practice involve unlawfully delaying or deferring taxation.

(m)     The Group and/or the Companies have made all deductions, retentions and withholdings of Tax as they were or are obliged to make and all such payments of Tax as should have been made to any Tax Authority in respect of such deductions or retentions and withholdings.

(n)     All amounts payable to any Tax Authority in respect of any employee (including any Tax deductible from any amounts paid to an employee, and any social security, social fund or similar contributions required to be made in respect of any employee) due and payable by the Group and/or the Companies up to the date of this Agreement have been duly paid and the Group and/or the Companies have made all such deductions, retentions and withholdings as should have been made under applicable laws or regulations.

(o)     The Group and/or the Companies are and have been at all times resident in Spain for Tax purposes and are not and have not at any time been treated as residents in any other jurisdiction for any Tax purposes. The effective management of the Group and/or the Companies have been carried out in Spain for Tax purposes. The Group and/or the Companies have not been or should have not been subject to Tax in any other jurisdiction by virtue of having a permanent establishment or other place of business in that jurisdiction.

(p)     The Group and/or the Companies have in their possession official foreign government certificates or receipts for any Taxes paid by them to any foreign Tax authorities.

(q)     All transactions carried out by the Companies with related parties have been and are on fully arm’s length terms. There are no circumstances which could cause any Tax Authority to make any material adjustment for Tax purposes, or require any such material adjustment to be made.

(r)      The Group and/or the Companies have complied with all material and formal transfer pricing obligations, having retained all supporting documentation required by the applicable tax regulations and laws in Spain, and duly disclosed, where applicable, such transactions to the relevant Tax Authority.

(s)     The Group and/or the Companies have complied fully with and observed in all material aspects with all statutory requirements, orders, provisions, directives, directions or conditions relating to VAT/IGIC legislation.

(t)     All documents which establish or are necessary to establish the title of either of the Companies to any asset have been duly stamped and any applicable stamp duties, registration charges or similar duties or charges in respect of such documents have been duly accounted for and paid.

(u)     The Group and/or the Companies do not use and have not used in the fiscal years open to tax audit, contracts or subcontracts with third parties, contractors, subcontractors or independent professionals by virtue of which any tax liability referred to the mentioned third parties may arise for the Companies.

2.15       Employees.

(a)     The Companies fulfill and have fulfilled timely, fully and exactly all formal and substantive obligations of a labor and employment nature, including salary obligations, and in the social security area, and in the areas of occupational risk prevention and health and safety at work.

(b)     Schedule 2.15 contains a list, as of the date of this Agreement, of all current employees of the Companies, the contents of which are true, exact and complete, and which set forth the position, date of hire, length of service, gross annual compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), category, type of contract, collective labor agreement applicable, and the rest of their working as of the date of this Agreement and estimated or target annual incentive compensation of each such Person and employment status of each such person (including whether the person is on leave of absence and the dates of such leave). As of the date of this Agreement, there are no negotiations underway, nor is there any undertaking or envisaged change with respect to such conditions.

(c)     There are no employees of the Companies other than those indicated in Schedule 2.15 and no other third party is entitled to claim status as an employee of the Companies. The employment contracts signed by the Companies respect and have respected the statutory grounds and requirements.

(d)     Each current employee of either of the Companies has entered into the Companies’ standard form of confidentiality, non-competition and assignment of inventions agreement, a copy of which has previously been made available to Purchaser. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to the Enforceability Exceptions.

(e)     Schedule 2.15 contains a list, as of the date of this Agreement, of all employees of either of the Companies employed in Spain who are not Spanish citizens. All foreign Employees of the Companies have a valid work permit in force that enables them to legally work for the Companies.

(f)     To the Company’s Knowledge, no key employee or group of employees has any plans to terminate employment with either of the Companies.

(g)     Except by the Severance Obligations, the Companies have complied and are up to date with the payment of the compensation (fixed, variable and in kind), non-salary items (allowances, expenses) and benefits of the Employees. The payroll of the Employees accurately reflects all items and amounts paid to the Employees.

(h)     The Companies have complied and comply timely, fully and exactly with labor and employment and social security legislation and with the applicable collective labor agreement as regards vacation, rest periods, timetable, working hours and working time (including overtime).

(i)     The Companies fulfill and have fulfilled timely, fully and exactly all of their formal and substantive social security obligations (including registration of new hires and contributions). The subsidies, rebates, reductions and deductions in contributions applied by the Companies fulfill and have fulfilled all of the legally established requirements.

(j)     The Companies fulfill and have fulfilled timely, fully and exactly all of their formal and substantive obligations in the area of occupational risk prevention and health and safety at work in relation to their personnel and business.

(k)     The Companies have not established poorer working conditions than those contained in the collective labor agreement applicable to the Companies.

(l)     Neither of the Companies has experienced any actual or, to the Company’s Knowledge, threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither of the Companies has Knowledge of any organizational effort made or threatened either currently or within the past five years, by or on behalf of any labor union or works council with respect to employees of either of the Companies. Neither of the Companies is a member of any employers’ organization and no claim or request has been made towards either of the Companies by any such organization.

(m)     None of the Companies, any director, officer or other key employee of either of the Companies, or any Affiliate of any of the foregoing, has any existing undisclosed contractual relationship with either of the Companies or to the Company’s Knowledge, owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of either of the Companies.

(n)     Schedule 2.15 contains a list of all consultants and independent contractors currently engaged by either of the Companies, along with the position, date of retention and rate of remuneration for each such Person. Each such consultant and independent contractor has entered into the Companies’ standard form of confidentiality, non-competition and assignment of inventions agreement with one of the Companies, a copy of which has previously been made available to Purchaser. The Companies have fulfilled the labor and employment and social security obligations legally incumbent on them in relation to the contractors, subcontractors and independent professionals engaged by them and have verified fulfillment of those obligations by the contractors, subcontractors and independent professionals, and no employee, professional or member of their organizations may claim any right whatsoever or status as an employee of the Companies, nor may any liability arise for the Companies.

(o)     The Companies have fulfilled the obligations legally incumbent on them in relation to workers supplied by temporary employment agencies in full compliance with the applicable legislation (grounds, verification of fulfillment of salary and social security obligations by the supplier of the manpower, occupational risk prevention, etc.). None of these workers may claim any right whatsoever or any employee status from the Purchaser.

(p)     No director, officer or employee has any right to indemnification on any ground or in any amount other than as provided for by the law or the collective labor agreement, except those described in Schedule 2.15. The Companies do not have any senior management personnel or other special relationships other than as indicated in said Schedule.

(q)     The Companies do not have any worker representative bodies. No strikes have been called or have yet to be held, nor have the Companies been threatened with any strikes or any other pressure tactics.

(r)     The Companies are not party, whether as defendants or plaintiffs, to any litigation, complaint, dispute, claim or action with any third party, nor are they the subject of any penalty proceeding, case, inspection or action of any other kind by the labor or social security authorities or any other competent authority, deriving from or related to the contents of, and legislation contained in, this Section 2.15, and no fact or circumstance has arisen which may give rise to any action of this type in the future, except for the non-payment of the Severance Obligations. The Companies have not been the subject or recipients of any judgment, penalty or investigation of a labor and employment nature (including salary, social security, occupational risk prevention and health and safety at work obligations) in the last 5 years.

2.16       Employee Benefits.

(a)     The Companies have not granted or assumed any benefit in favor of employees other than those envisaged in the written employment contracts, the applicable collective bargaining agreement and the Companies’ policies or handbooks other than those established in Schedule 2.16.

(b)     The Companies have not assumed, nor do it foresee assuming, any pension commitments or employee welfare benefits other than as established in the applicable collective labor agreement, and has fulfilled all of the obligations thereunder, including their externalization.

2.17       Leases; Leased Real Property.

(a)     Schedule 2.17(a) sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all real property in which either of the Companies has a leasehold interest, whether as lessor, sublessor, licensor, lessee, sublessee or licensee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which one of the Companies is a lessee is referred to herein as the “Leased Real Property”). The Stockholders through the Company has furnished true, correct and complete copies of all Leases to Purchaser or its representatives. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Purchaser or its representatives with the corresponding Lease. Neither of the Companies owns real property.

(b)     Each Lease is in full force and effect and is valid, binding and enforceable in accordance with its respective terms and no Lease has been modified or amended except pursuant to an amendment referred to on Schedule 2.17. To the Company’s Knowledge, neither of the Companies nor any other party to a Lease has given to the other party written notice of or has made a claim with respect to any material breach or default of or with respect to any Lease which remains uncured. Neither of the Companies is in default of any of its material obligations under any Lease and no other party to a Lease is in material default of its obligations thereunder. Each such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, subject to the Enforceability Exceptions.

(c)     Except as set forth on Schedule 2.17(c), none of the Leased Real Property is subject to any sublease, license or other agreement to which the Company or the Subsidiary, as applicable, is a party granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof.

(d)     To the Company’s Knowledge, the Leased Real Property has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently used.

(e)     Except as set forth on Schedule 2.17(e), there are no guaranties (from either of the Companies or from any other Person) in favor of the lessors of any of the Leased Real Property.

(f)     Neither of the Companies has sold, assigned, transferred, pledged or encumbered all or any part of its leasehold interests in the Leased Real Property.

2.18       Environmental Matters. To the Company’s Knowledge, each of the Companies has complied and is in material compliance with all federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, established principle of common law, code, regulation, statute, or treaty of any governmental body concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes (collectively, “Environmental Laws”), as such requirements are duly enacted and in effect on or prior to the Closing Date. To the Company’s Knowledge, the consummation of the transactions contemplated hereby will not create any liabilities for which Purchaser will be responsible under any Environmental Law. To the Company’s Knowledge, none of the Leased Real Property or any improvement thereon, (a) contains or formerly contained any underground or aboveground storage tank, surface impoundment, landfill or land disposal area; (b) contains asbestos or asbestos containing materials in friable form, or polychlorinated biphenyls, or radioactive materials in each case that presently require removal pursuant to Environmental Law; or (c) has been the subject of any environmental investigation or response with respect to any Environmental Law. Neither of the Companies has received written notice that it has any actual or contingent liability arising from any treatment, transport or disposal or arrangement for the treatment, transport or disposal of any Hazardous Substance at or to any location, including any location owned or operated by a third party.

2.19       Intellectual Property.

(a)     Schedule 2.19(a) accurately identifies and describes each product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by either of the Companies (each, a “Company Product”).

(b)     Schedule 2.19(b) accurately identifies: (i) each item of Registered IP in which either of the Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each Company Product that embodies, utilizes, or is based upon or derived from (or, with respect to Company Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Stockholders, through the Company, have provided to Purchaser accurate and complete copies of all applications, correspondence with any Governmental Entity, and other material documents related to each such item of Registered IP.

(c)     Schedule 2.19(c) accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right or Intellectual Property that is used in, needed for the conduct of, or are useful in connection with, the business operated or proposed to be operated by either of the Companies, is or has been licensed, sold, assigned, or otherwise conveyed or provided to either of the Companies (other than: (A) agreements between either of the Companies and its employees in the Companies’ standard form thereof and (B) non-exclusive licenses to third-party software that (x) is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any properties or assets of either of the Companies and that is not otherwise material to the business of either of the Companies; and (y) that are generally available to the public and impose no future monetary obligation on either of the Companies); and (ii) whether the licenses or rights granted to either of the Companies in each such Contract are exclusive or non-exclusive. The Stockholders, through the Company have delivered to Purchaser accurate and complete copies of each Contract identified or required to be identified in Schedule 2.19(c).

(d)     Schedule 2.19(d) accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. Neither of the Companies is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Companies to use, exploit, assert, or enforce any Company IP anywhere in the world.

(e)     Schedule 2.19(e) accurately identifies and describes all royalties, fees, commissions, and other amounts payable by either of the Companies to any other Person (other than sales commissions paid to employees according to the Companies’ standard commissions plan) upon or for the manufacture, sale, or distribution of any Company Product or the use of any Company IP.

(f)     The Stockholders, through the Company, have provided to Purchaser accurate and complete copy of each standard form of Contract used by either of the Companies at any time, including each standard form of (a) employee agreement containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; and (c) confidentiality or nondisclosure agreement. Schedule 2.19(f) accurately identifies each Contract that deviates in any material respect from the corresponding standard form agreement provided to Purchaser, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Company Product or otherwise related to the business of either of the Companies.

(g)     The Companies exclusively own all right, title, and interest to and in the Company IP free and clear of any Liens (other than licenses and rights granted pursuant to the Contracts identified in Schedule 2.19(d)). The Companies have a valid right to use and otherwise exploit, and to license others to use and otherwise exploit, all third-party intellectual property identified or required to be identified in Schedule 2.19(c). The Companies have not developed jointly with any other Person any Company IP with respect to which such other Person has any rights. Without limiting the generality of the foregoing:

(i)     All documents and instruments necessary to establish, perfect, and maintain the rights of the Companies in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Entity;

(ii)     Each Person who is an employee or contractor of either of the Companies and who is involved in the creation or development of any Company Product or Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to the Companies and confidentiality provisions protecting the Company IP. To the Company’s Knowledge no current stockholder, officer, director, or employee of either of the Companies has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. To the Representative´s Knowledge no employee of either of the Companies is (A) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or Subsidiary, as applicable, or (B) in breach of any contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of one of the Companies. No former employee of either of the Companies or Genasys Mexico has made any material contribution to any Company Product or Company IP without assigning the rights to such contributions to the Company.

(iii)     No funding, facilities, or personnel of any Governmental Entity or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv)     To the Representative´s Knowledge, each of the Companies has taken all reasonable steps and precautions necessary to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information pertaining to the Company IP or any Company Product.

(v)     The Company IP constitutes, and after the Closing Purchaser will have, all Intellectual Property Rights needed to conduct the business of the Companies as currently conducted

(h)     All Company IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i)     Neither of the Companies has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP.

(ii)     No trademark or trade name included in the Company IP conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person that is located in the countries that the Companies operate in, sell into, maintain employees, agents or resellers in or have customers in. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) included in the Company IP.

(iii)     Each item of Company IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Company IP that is Registered IP filed by or on behalf of the Companies has been abandoned, allowed to lapse, or rejected. Schedule 2.19(h) accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is one hundred twenty (120) days after the date of this Agreement in order to maintain such item of Company IP in full force and effect.

(iv)     No interference, opposition, reissue, reexamination, or other Proceeding is or has been pending or, to the Company’s Knowledge, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Company’s Knowledge, there is no basis for a claim that any Company IP is invalid or unenforceable.

(i)     To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Schedule 2.19(i) accurately identifies (and the Stockholders, through the Company, have provided to Purchaser as accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Companies or any representative or agent of the Companies regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j)     Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP; or (iv) any right of any third party to terminate or alter the Companies’ or, after the Closing, Purchaser’s rights in and to any Company IP.

(k)     Neither of the Companies has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. None of the Company IP, Company Product and any method or process used in the manufacturing of any Company Product, has infringed, violated, or made unlawful use of any Intellectual Property Right of, or contained any Intellectual Property misappropriated from, any other Person. To the Representative´s Knowledge there is no legitimate basis for a claim that the Companies, any Company IP or any Company Product has infringed or misappropriated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company IP or Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i)     No infringement, misappropriation, or similar claim or Legal Proceeding involving or relating to any Company IP or any Company Product is pending or, to the Company’s Knowledge, threatened against either of the Companies or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by either of the Companies with respect to such claim or Legal Proceeding. Neither of the Companies has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by either of the Companies, any of their employees or agents, or any Company IP or Company Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that either of the Companies obtain a license to any Intellectual Property Right of another Person.

(ii)     The Companies are not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in the Companies’ standard forms of Contracts previously provided to Purchaser).

(iii)     No claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to either of the Companies is pending or to the Company’s Knowledge, has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect: (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by either of the Companies; or (ii) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product.

(l)     None of the software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed, or sold by either of the Companies (including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Company Product, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Companies solely for internal use on a non-exclusive basis) (collectively, “Company Software”): (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software, unless an accurate and complete list of all known bugs, defects, and errors in each version of the Company Software is included on Schedule 2.19(l).

(m)     No Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(n)     The Source Code for all Company Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. No Source Code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of either of the Companies. Neither of the Companies has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the Source Code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the Source Code for any Company Software to any other Person.

(o)     Schedule 2.19(o) accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Company Products or from which any part of any Company Product is derived, (ii) the applicable license terms for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates.

(p)     No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that: (i) impose or could impose a requirement or condition that any Company Product or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of either of the Companies to use or distribute any Company Product.

(q)     Each Company Product: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other contract and with all applicable Law; and (ii) was free in all material respects of any design defects or other defects or deficiencies at the time it was sold, distributed or made available. Neither of the Companies has ever received any notice or other communication (in writing or otherwise), and is not otherwise aware of any other information, indicating that any customer of either of the Companies is dissatisfied in any material respect with any Company Product.

2.20      Insurance. Schedule 2.20 sets forth a complete and accurate list of all insurance policies (including property, fire, theft, casualty, comprehensive general liability, workers compensation, directors and officers, business interruption, environmental, product liability, umbrella/excess liability and automobile insurance policies and bond and surety arrangements) issued in favor of either of the Companies, or pursuant to which either of the Companies is a named insured or otherwise beneficiary, and includes with respect to each such policy: (a) the name of the insurance carrier that issued such policy and the policy number of such policy; (b) whether such policy is a “claims made” or an “occurrences” policy; (c) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage); (d) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and (e) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy or any predecessor insurance policy. As of the date hereof, each of the Companies is covered by valid and currently effective insurance policies issued that is customary and adequate for companies of similar size in the industry and locales in which it operates. All policies listed in Schedule 2.20 are in full force and effect, all premiums due thereon have been paid and each of the Company has complied in all material respects with the provisions of such policies. Neither of the Companies has experienced any loss covered by any insurance policy for which coverage under its policy was inadequate to cover such loss. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. Neither of the Companies has Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Schedule 2.20 identifies all claims asserted by either of the Companies pursuant to any insurance policy and describes the nature and status of each such claim.

2.21      Transactions with Affiliates. Except for the services agreement with Management Consulting Overseas, S.L. contract and the Stockholder Loans, no Stockholder, officer or director of either of the Companies, or any person with whom any such Stockholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all of such persons), currently has, or within the past three years has had, any interest in (i) any contract, arrangement or understanding with, or relating to, the business or operations of either of the Companies, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness with either of the Companies, (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of either of the Companies, or (iv) any business or entity that competes with either of the Companies.

2.22       Assets.

(a)     Each of the Companies is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by it, free and clear of all Liens. Each of the Companies owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted, which tangible assets are reflected in the Financial Statements. Each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)     Schedule 2.22(b) lists individually (i) all fixed assets (within the meaning of IFRS) of each of the Companies, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset, and (ii) all other assets of a tangible nature (other than inventories) of each of the Companies.

(c)     Each asset that either of the Companies possesses pursuant to a lease agreement or other similar contractual arrangement is in such condition that, upon its return to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Companies to such lessor or owner will have been discharged in full. Each of the Companies owns, or has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the assets (whether tangible or intangible) that are used or required for use in the operation of its business as currently conducted.

2.23     Accounts Receivable. All accounts receivable of either of the Companies reflected on the Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible within 120 days after the date on which it first became due and payable, net of the applicable reserve for bad debts on the Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Balance Sheet, showing the aging thereof, is included in Schedule 2.23. All accounts receivable of either of the Companies that have arisen since the Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible within 120 days after the date on which it first became due and payable, net of a reserve for bad debts related to such accounts receivable in an amount proportionate to the reserve shown on the Balance Sheet. Neither of the Companies has received any written notice from an account debtor stating that any account receivable in an amount in excess of €5,000 is subject to any contest, claim or setoff by such account debtor.

2.24     Inventories. The inventories of either of the Companies (including tooling, spare parts and supplies) reflected on the Balance Sheet, or acquired by either of the Companies after the date thereof and prior to the Closing Date, are carried at not more than the lower of cost or market, and such inventories do not include in any material amount of obsolete inventory for which adequate reserves have not been established on the Financial Statements. For purposes of this Section 2.24, “obsolete inventory” is inventory which, as of the date of the Balance Sheet, was not usable or salable in the lawful and Ordinary Course because of legal restrictions, failure to meet specifications, loss of market, damage, physical deterioration or for any other cause, in each case net of reserves provided therefor on the Balance Sheet.

2.25     Warranties. No service or product provided, manufactured, sold, leased, licensed or delivered by either of the Companies is subject to any guaranty, warranty, right of return, right of credit, service level agreement obligation or other indemnity other than the applicable standard terms and conditions of sale of the Companies, which are set forth in Schedule 2.25. The aggregate expenses incurred by either of the Companies in fulfilling its obligations under its guaranty, warranty, right of return, service level agreement credit and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements are less than €25,000.

2.26     Product Liability; Recalls. There has been no accident, happening or event caused or allegedly caused by any defect in manufacture, design, materials or workmanship including any failure to warn or any breach of express or implied warranties or representations with respect to any product manufactured, shipped, sold or delivered by or on behalf of either of the Companies which has resulted in serious injury or death to any Person or material damage to or destruction of property or other material consequential damages. There has been no product recall or post-sale warning conducted by either of the Companies with respect to any product manufactured, shipped, sold or delivered by or on its behalf.

2.27     Customers and Suppliers. Schedule 2.27 sets forth a list of (a) each customer of the Companies during the last full fiscal year and the interim period through the Balance Sheet Date, in each case with revenue equal to or in excess of €25,000, and the amount of revenues accounted for by such customer during each such period and (b) each supplier of the Companies during the last full fiscal year and the interim period through the Balance Sheet Date, in each case with amounts paid or committed to be paid by the Companies equal to or in excess of €25,000. No such customer or supplier has indicated in writing within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Companies. No unfilled customer order or commitment obligating either of the Companies to process, manufacture, provide or deliver products or perform services will result in a loss to the Companies upon completion of performance. No purchase order or commitment of either of the Companies is in excess of its normal business requirements.

2.28     Government Contracts. Schedule 2.28 sets forth a list of currently existing, written contracts with any Governmental Entity (other than contracts and agreements with respect utilities (electricity, water and the like) and municipality services, or other governmental services in the Ordinary Course). Neither of the Companies has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated or, to the Company’s Knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of either of the Companies or Purchaser.

2.29     Powers of Attorney; Depositories and Authorities. Schedule 2.29 sets forth a complete and accurate list of the outstanding powers of attorney executed on behalf of the Company. Schedule 2.29 sets forth a complete and accurate list of the names and addresses of all banks, trust companies, savings and loan associations and other financial institutions in which either of the Companies has assets, deposits or safe deposit boxes and the signatories thereunder.

2.30     Books and Records. The records of the Companies contain complete and accurate records of all actions taken at any meetings of the Companies’ stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Companies accurately reflect the assets, liabilities, business, financial condition and results of operations of the Companies and have been maintained in accordance with good business and bookkeeping practices for similarly structured companies of the size and nature of the Companies.

2.31     Brokers, Finders and Investment Bankers. None of the Companies or any of their respective executive officers or directors has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated in this Agreement.

2.32     Legal and Tax Advice. The Stockholders have had an opportunity to discuss this Agreement with counsel of their respective choosing, and had the legal consequences of this Agreement and the transactions contemplated hereby explained by such counsel. The Stockholders are not relying upon Purchaser or any of its stockholders, directors, officers, attorneys, accountants, agents or representatives for purposes of interpreting the provisions of this Agreement or assessing the consequences hereof.

2.33     Due Diligence. To the Company’s Knowledge, all information, documentation and materials disclosed to Purchaser in the due diligence process is true, accurate, complete and no misleading.

2.34     No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 2 (including the related portions of the Disclosure Schedules), neither the Stockholders nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Stockholders, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchaser and its Representatives or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represent and warrant to the Stockholders and the Representative as follows:

3.1     Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2     Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

3.3     No Violations. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, violate or conflict with (i) any terms or provisions of the Organizational Documents of Purchaser or (ii) any judgment, decree, order, statute, rule or regulation applicable to Purchaser or any of its assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Purchaser is required in connection with the execution, delivery or performance of this Agreement by Purchaser or the consummation of the transactions contemplated by this Agreement by Purchaser.

3.4     Brokers, Finders and Investment Bankers. None of Purchaser or any of its executive officers or directors has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated in this Agreement.

3.5     Independent Investigation. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon the representations and warranties of Stockholders set forth in Article II of this Agreement (including related portions of the Disclosure Schedules); and (b) neither the Stockholders nor any other Person has made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article II of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE 4
CERTAIN COVENANTS AND AGREEMENTS

4.1     Expenses. Each of Purchaser and the Stockholders shall pay their own respective costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own respective financial advisors, accountants and counsel; provided, however, the Purchaser shall pay the costs and expenses incurred in connection with the notarization of the Deed of Sale and Purchase.

4.2     No Separate Consideration. The Parties acknowledge and agree that no part of the Purchase Price is allocable to the Restrictive Covenant Agreement or similar undertakings, it being understood that such covenants are entered into by the Restricted Stockholders in recognition and full discharge of their obligation under applicable law not to interfere with the good will of the Companies’ business.

4.3     Tax Matters.

(a)     Tax Periods Ending on or before the Closing Date. Purchaser acknowledges and agrees that the Representative shall have the exclusive power and authority (i) at the reasonable expense of the Companies, to cause the income Tax Returns for the last separate taxable year of the Group and the Companies ending as a result of the Closing to be prepared and filed in accordance with historic practices and procedures of the Companies and applicable Law, based on a closing of the books of Companies as of immediately before the Closing, provided that the Representative shall afford Purchaser a reasonable opportunity to review the proposed form of any such income Tax Return of the Group and the Companies and shall not file any such Tax Return without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, (ii) to control the conduct of the Companies in respect of any tax audit or examination and any administrative appeal or litigation relating thereto, to the extent it relates to any Taxes with respect to which the Stockholders have an obligation to indemnify the Indemnitees if such Taxes are payable (the costs of any such audit or examination shall be borne by the Companies until the issuance of a notice of deficiency, whereas the costs of any administrative appeal or litigation after the issuance of a notice of deficiency shall be borne by Stockholders), (iii) to determine whether and to what extent to amend any Tax return filed before the Closing Date or which is described in the immediately preceding clause (i), and (iv) whether and to what extent the Companies shall extend or waive any statute of limitations for the assessment of any Tax with respect to which the Stockholders have an obligation to indemnify the Indemnitees if such Tax is payable. Purchaser shall have the right to participate in any such tax audit, examination, appeal or litigation (collectively, a “Tax Proceeding”) at Purchaser’s sole expense, and, notwithstanding the immediately preceding sentence, to jointly control with the Representative any such tax proceeding if the amount claimed by the taxing authority in a notice of deficiency would result in a liability to the Companies that exceeds the amount of Damages for which Stockholders would be obligated to indemnify the Indemnitees pursuant to ARTICLE 6. In no event shall the Representative settle any such Tax Proceeding without Purchaser’s consent if such settlement would materially adversely affect the Companies or Purchaser with respect to any period after the Closing or result in any material liability on the part of the Companies or Purchaser for which the Stockholders are not obligated to indemnify the Indemnitees pursuant to ARTICLE 6.

(b)     Tax Periods Beginning Before and Ending After the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Group and the Companies for Tax periods which begin before the Closing Date and end after the Closing Date. Purchaser and the Companies shall afford the Representative a reasonable opportunity to review the proposed form of any state income Tax Return of the Group and the Companies for any period that begins before and ends after the Closing Date and shall not file any such Tax Return without the prior written consent of the Representative, which consent shall not be unreasonably withheld. Revisions reasonably requested by the Representative to such proposed Tax Returns shall be considered in good faith by the Purchaser. For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(c)     Cooperation on Tax Matters.

(i)     Purchaser, the Companies and the Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies agree to (A) retain all books and records with respect to Tax matters pertinent to the Companies relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Representative, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (B) give the Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Representative so requests, the Companies shall allow Representative to take possession of such books and records. Purchaser and the Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(ii)     The Representative shall promptly notify Purchaser and the Company, and Purchaser and the Company shall promptly notify the Representative, in writing upon receipt by him or it of notice of any pending or threatened state, central, regional, local or foreign Tax audits or assessments relating to the income, properties or operations of Companies before the Closing Date.

(iii)     Purchaser shall not (and shall not cause or permit the Companies to) (A) take any action that would give rise to any item of income, gain, loss, deduction, expense or credit to the Companies for income Tax purposes on the Closing Date, other than the conduct of the historic business of the Companies in the Ordinary Course; (B) file any amendment of any income Tax Return of the Companies for any period ending on or before the Closing Date or which includes the Closing Date, without the prior written consent of the Representative, which shall not be unreasonably withheld. If any refund of Taxes is received by the Company in respect of any period ending before or apportionable to the period before the Closing, the amount of such refund shall be promptly remitted to the Stockholders and included in the Purchase Price in the proportions provided in Exhibit G.

(d)     Certain Taxes. The Stockholders shall pay their own income tax derived from the transfer of the Company Shares, when applicable. Other transfer, documentary, stamp and registration Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Purchaser when due, and Purchaser will, at its expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.

4.4     Public Statements and Press Releases. Purchaser may issue a public announcement of the transactions contemplated by this Agreement upon the Closing. Representative shall be afforded an opportunity to review and comment on the form and content of such public announcement prior to its release and Purchaser shall endeavor, consistent with its obligations to the various regulatory authorities, to accommodate Representative’s reasonable requests. Except as set forth in the immediately preceding sentences, none of the Stockholders, the Company or Purchaser shall issue or release any public announcement, press release, statement or acknowledgment of the existence of, or the terms, conditions and status of, the transactions provided for herein, without the prior approval of the other as to the content and time of release of and the media in which such statement or announcement is to be made and such parties will use commercially reasonable efforts to consult with one another before making other public statements or responding to any press inquiry with respect to this Agreement or the transactions contemplated hereby, except as may be required by law or any governmental agency. Notwithstanding the foregoing, nothing contained herein shall prevent any Party at any time from furnishing any information to any governmental agency if required by applicable law nor prevent Purchaser from issuing any release when it believes, based upon advice of counsel, it is legally required to do so.

4.5     Stockholder Payment Allocations. Each of the Stockholders (a) acknowledges and agrees that the allocation and payment of the Purchase Price set forth on Exhibit G and as instructed in Section 1.3(b) are different from the ownership percentages of the Company Shares as set forth on Exhibit B, (b) represents that such allocation and payment are consistent with the agreement and understanding among and between the Stockholders and (c) releases Purchaser and the Company from any and all Damages related to payment in accordance with such allocation instructions.

ARTICLE 5
CONDITIONS

5.1     Conditions to Each Party’s Obligations. Unless waived by such Party in writing, each Party’s obligation to consummate the transactions to be performed by them in connection with Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a)     No Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as in this Agreement provided;

(b)     No Proceeding. No proceeding or lawsuit shall have been commenced for the purpose of obtaining any injunction, writ or preliminary restraining order described in Section 5.1(a) or seeking to collect any material damages alleged to arise from this Agreement; and

(c)     No Notice of Governmental Action. No written notice shall have been received from any governmental or regulatory agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by the Agreement.

5.2     Conditions to Obligations of the Stockholders. Unless waived by Representative in writing, each Stockholder’s obligation to consummate the transactions to be performed by such Stockholder in connection with Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Purchaser set forth in ARTICLE 3 which are qualified by materiality shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date). All other representations and warranties of Purchaser set forth in ARTICLE 3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date);

(b)     Performance of Obligations by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(c)     Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body (domestic or foreign) required in connection with the execution, delivery and performance of this Agreement by Purchaser shall have been obtained or made, except for any documents required to be filed after the Closing; and

(d)     Additional Documents. Representative shall have received such other certificates and instruments as he shall reasonably request in connection with the Closing.

5.3     Conditions to Obligations of Purchaser. Unless waived by Purchaser in writing, Purchaser’s obligation to consummate the transactions to be performed by Purchaser in connection with Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Stockholders set forth in ARTICLE 2 which are qualified by materiality shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date). All other representations and warranties of the Stockholders set forth in ARTICLE 2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date);

(b)     Performance of Obligations. Each of the Stockholders shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing, except for any failures to perform or comply that, individually or in the aggregate, are not material;

(c)     Governmental Consents. The Stockholders shall have obtained at their own expense, and shall have provided copies thereof to Purchaser, all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body (domestic or foreign) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filing of any documents required to be filed after the Closing;

(d)     Other Consents. The Stockholders shall have obtained at their own expense, and shall have provided copies thereof to Purchaser, all consents, authorizations and approvals of third parties that are listed on Schedule 2.3 shall have been obtained in form acceptable to Purchaser;

(e)     Pre-Closing Statement. The Parties shall have agreed on each element of the Pre-Closing Statement;

(f)     Resignation of Officers and Directors. Purchaser shall have received the resignation of each of Alberto Gómez Arreaza, director and chairman to the board of directors of the Company, with identification number Spanish identification number 2310502Z, Per Harald Levin, director of the Company, with identification number 98136958, Jesús González Hernández, secretary to the board of directors of the Company with identification number 1118148A and all other directors and non-employee officers from their position on the board of directors and as officers of the Company and each subsidiary of the Company without compensation being payable by Purchaser nor the Company or such subsidiaries, including for loss of office, and a waiver of actions against the Company or Purchaser, and of Pablo Colom Imaz, director and managing director of the Company with Spanish identification number 37261669J from his position on the board of directors but not as an officer and employee of the Company;

(g)     Business Relationships. Purchaser shall have received reasonably acceptable evidence that no material contract or business relationship of the Company has been terminated or amended in any adverse respect;

(h)     Releases. Purchaser shall have received acknowledgement and release agreements from each Stockholder in the form attached as Exhibit C;

(i)     Material Adverse Effect. There shall not have occurred and be continuing any change, event, circumstance or development which, individually or when taken together with all other changes, events, circumstances or developments, has had, or would reasonably be expected to have, a Material Adverse Effect, and neither of the Companies shall be in insolvency nor in mandatory winding up;

(j)     Lien Releases. Purchaser shall have received evidence in form satisfactory to Purchaser of the release of all Liens listed on Schedule 5.3(j);

(k)     Restrictive Covenant Agreements. Restrictive Covenants Agreements in the form attached as Exhibit D shall have been executed by each of the Restricted Stockholders; and

(l)     Additional Documents. Purchaser shall have received such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE 6
INDEMNIFICATION

6.1     Indemnification by the Stockholders.

(a)     From and after the Closing, and subject to the terms and limitations set forth in this ARTICLE 6, each of the Indemnifying Stockholders will, on an Euro per Euro basis, jointly and severally indemnify and defend the Indemnitees in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnitees thereof by reason of, relating to or constituting:

(i)     any Knowing Misrepresentation, fraud, or the cause or knowledge of a deliberate or willful breach of any representations, warranties or covenants of the Stockholders under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto (collectively, “Fraud Claims”);

(ii)     any Taxes of the Companies attributable to the period before and including the Closing Date (collectively, “Tax Claims”);

(iii)     any breach of the Fundamental Representations (collectively, “Fundamental Claims”); provided that, for purposes of determining whether such breach has occurred, the terms “material,” “materiality” and “Material Adverse Effect” and other similar terms shall be disregarded and given no effect;

(iv)     other than claims arising under or contemplated by this Agreement or any agreement entered in connection herewith, any claim by a Stockholder or former stockholder of either of the Companies, in their capacity as such, or any other Person, in each case to the extent seeking to assert, or to the extent based upon: (A) the ownership or rights to ownership of any ownership interest of either of the Companies; (B) any rights of a Stockholder, including any option, preemptive rights, rights to notice or to vote, granted to such Person by applicable Law, either of the Companies or any rights under the Companies’ Organizational Documents that occurred at or prior to the Closing; and (C) any claim that his, her or its shares were wrongfully repurchased by either of the Companies or any Stockholders (collectively, “Stock Claims”);

(v)     any matter set forth in Exhibit E (collectively, “Specific Indemnity Claims”); and

(vi)     other than Fraud Claims, Tax Claims, Fundamental Claims, Stock Claims and Specific Indemnity Claims, any other breach of any representation, warranty or covenant of the Stockholders under this Agreement or in any schedule or exhibit delivered pursuant hereto, or by reason of any Legal Proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants (collectively, “General Claims”); provided that, for purposes of determining whether such breach has occurred, the terms “material,” “materiality” and “Material Adverse Effect” and other similar terms shall be disregarded and given no effect.

(b)     From and after the Closing, and subject to the terms and limitations set forth in this ARTICLE 6, each Stockholder shall indemnify and defend the Indemnitees in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnitees by reason of, relating to or constituting any failure of such Stockholder to have good and valid title to the issued and outstanding Company Shares issued in the name of such Stockholder, free and clear of all Liens. Such liability shall be limited to the applicable Stockholder and no other Stockholder shall have any liability, joint or otherwise, therefor.

(c)     The rights to indemnification set forth in this ARTICLE 6 shall not be affected by any investigation conducted by or on behalf of Purchaser or any knowledge acquired (or capable of being acquired) by Purchaser, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder.

(d)     Except for the Severance Obligations, no Stockholder shall have any right of contribution against the Company with respect to any breach of any of such Stockholder’s representations, warranties, covenants or agreements.

6.2     Indemnification Claims. An Indemnitee seeking indemnification hereunder shall make claims for indemnification by giving written notice thereof to the Representative promptly on discovery and in any event within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the Indemnitee shall also give written notice thereof to the Representative promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the Indemnifying Stockholders from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the basis for the claim for indemnification and any claim or liability being asserted by a third party. Within twenty (20) days after receiving such notice the Representative shall give written notice to the Indemnitee stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the Representative fails to give notice that it disputes an indemnification claim within twenty (20) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The Representative shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the Indemnitee, which consent shall not be unreasonably withheld) as long as the Representative is conducting a good faith and diligent defense. The Indemnitee shall at all times have the right to fully participate at its own expense in the defense of a third party claim or liability, directly or through counsel; provided, however, that if the named parties to the Legal Proceeding include both the Representative and the Indemnitee and the Indemnitee is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Indemnitee may engage separate counsel at its own expense. If no such notice of intent to dispute and defend a third party claim or liability is given by the Representative, or if such good faith and diligent defense is not being or ceases to be conducted by the Representative, the Indemnitee shall have the right, at the expense of the Representative, to undertake the defense of such claim or liability (with counsel selected by the Representative), and to compromise or settle it, with consent of the Representative, which consent shall not be unreasonably withheld. If the third party claim or liability is one that by its nature cannot be defended solely by the Representative, then the Indemnitee shall make available such information and assistance as the Representative may reasonably request and shall cooperate with the Representative in such defense, at the expense of the Indemnifying Stockholders.

6.3     Survival of Representations and Warranties. Unless otherwise specified in this Section 6.3 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations; provided, however, that except in the case of fraud or a Knowing Misrepresentation, all representations and warranties that are covered by the indemnification obligations in Section 6.1(a) shall expire on the date eighteen (18) months following the Closing Date; provided, further, that the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, and 2.14 (the “Fundamental Representations”) shall survive until 30 days after the expiration of the last statute of limitations applicable to the matter that is the subject of the claim relating to such representation or warranty.

6.4     Limitations.

(a)     Notwithstanding anything in this Agreement to the contrary, the liability of each Indemnifying Stockholder to provide any indemnification to any Indemnitee and the right of the Indemnitees to indemnification under Section 6.1 (or otherwise) will be limited in the case of each Indemnifying Stockholder to an aggregate amount equal to the amount specified for such Indemnifying Stockholder on Exhibit H. In addition and without limiting the foregoing, the Indemnifying Stockholders shall not be liable for Damages under Section 6.1 for Damages arising from General Claims until the aggregate amount of all Damages from all such claims exceeds €25,000 (the “Deductible”), in which event the Indemnifying Stockholders shall only be required to pay or be liable for Damages in excess of the Deductible.

(b)     Payments by the Indemnifying Stockholders pursuant to Section 6.1 in respect of any Damages shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnitees in respect of any such claim, such proceeds and payments being net of any Taxes thereon and any costs incurred by the Indemnitees in seeking collection there and premium increases resulting therefrom. The Indemnitees shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement.

(c)     Payments by Indemnifying Stockholders pursuant to Section 6.1 in respect of any Damages shall be reduced by an amount equal to the net income Tax savings actually received by such Indemnitees by reason of such Damages (after taking into account any income Tax cost incurred by such Indemnitees by reason of such payment) for the taxable year in which such Damages are incurred. In the event that an indemnification payment shall be due before such Tax savings have been actually received (i.e., before the due date of the income Tax Return to which such Tax savings relate), the indemnification payment paid by the Indemnifying Stockholders to the Indemnitees shall be computed without taking into account such Tax savings, and the Indemnitees shall be required to pay back to the Indemnifying Stockholders an amount equal to such Tax savings when they are actually received. For the avoidance of doubt, the computation of the reduction to Damages pursuant to this Section 6.4(a) shall not take into account any loss or credit carryforwards to taxable years prior or subsequent to the taxable year in which the Damages are incurred.

(d)     In no event shall any Indemnifying Stockholder be liable to any Indemnitees for any punitive, incidental, consequential, special or indirect Damages relating to the breach or alleged breach of this Agreement, other than any such Damages actually awarded and paid to an unaffiliated Person in connection with third party claims.

(e)     Each Indemnitee shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages.

6.5     Tax Treatment. The Parties agree to treat any indemnity payment made pursuant to this ARTICLE 6 as an adjustment to the Purchase Price for all Tax purposes.

6.6     Exclusive Remedies. Except for such equitable remedies as may be available to enforce any of the provisions of this Agreement (including specific performance or injunctive relief) and claims arising from fraud on the part of the Stockholders in connection with the transactions contemplated by this Agreement, Purchaser acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE 6. In furtherance of the foregoing, Purchaser hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the Indemnifying Stockholders and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE 6 and except for such equitable remedies as may be available to enforce any of the provisions of this Agreement (including specific performance or injunctive relief) and claims arising from fraud on the part of the Stockholders in connection with the transactions contemplated by this Agreement.

ARTICLE 7
RESERVED

ARTICLE 8
REPRESENTATIVE

8.1     Appointment. In order to efficiently administer the consummation of the transactions contemplated by this Agreement, including (i) determination of Working Capital, (ii) the waiver of any condition to the obligations of the Stockholders to consummate the transactions contemplated hereby, (iii) the execution of the Deed of Sale and Purchase on behalf of the Stockholders that are not executing the Deed of Sale and Purchase in person, and (iv) the dispute, defense and/or settlement of any claims for which the Stockholders may be required to indemnify Purchaser pursuant to this Agreement, the Stockholders, by their execution of this Agreement, hereby designate the Representative as their representative, attorney-in-fact and agent. This power of attorney and all authority hereby conferred shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of Law, whether by such Stockholder’s death, disability, protective supervision or any other event.

8.2     Authorization. The Stockholders, by their execution of this Agreement, hereby authorize the Representative: (i) to take the actions under Section 1.3(c), (ii) to take all action necessary in connection with the waiver of any condition to the obligations of the Company and the Stockholders to consummate the transactions contemplated hereby, or the dispute, defense and/or settlement of any claims for which the Stockholders may be required to indemnify the Indemnitees pursuant to ARTICLE 6, (iii) to give and receive all notices permitted or required to be given under this Agreement, and (iv) to take any and all additional action as is contemplated to be taken by or on behalf of the Stockholders by the terms of this Agreement.

8.3     Replacement. If the Representative becomes unable to perform the Representative’s responsibilities hereunder or resigns from such position, the Stockholders (acting by the vote of the Stockholders who immediately prior to the Closing held at least a majority of the outstanding Company Shares held by all Stockholders) shall select another representative to fill the vacancy of the Representative initially chosen by the Stockholders, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement and the documents delivered pursuant to this Agreement.

8.4     Decisions Binding. All decisions and actions of the Representative on behalf of the Stockholders concerning this Agreement shall be binding upon all Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. A decision, act, consent, instruction or action of the Representative, including any agreement between the Representative and Purchaser relating to the dispute, defense or settlement of any claims for which the Stockholders may be required to indemnify Purchaser pursuant to ARTICLE 6, shall constitute a decision, act, consent, instruction or action of all Stockholders and shall be binding and conclusive upon each of such Stockholders and Purchaser may rely upon any such decision, act, consent, instruction or action as being the decision, act, consent or instructions of each and every such Stockholder. Purchaser is hereby relieved from any liability to any Stockholder for any actions taken in accordance with a decision, act, consent, instruction or action of the Representative.

8.5     Compensation; Expenses. The Representative will receive no compensation for services as the Representative. The Stockholders will pay all fees and expenses of any attorney, accountant or other advisor retained by the Representative and other reasonable out-of-pocket expenses incurred by the Representative in connection with the performance of the Representative’s duties under this Agreement and any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses actually incurred or suffered by the Representative in connection with this Agreement as the Representative (collectively, the “Representative Expenses”) in each case as such Representative Expense is suffered or incurred; provided, that if any such Representative Expense is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Representative, the Representative will reimburse the Stockholders the amount of such indemnified Representative Expense to the extent attributable to such fraud, gross negligence or willful misconduct. Such Representative Expenses may only be recovered by the Representative from the Escrow Amount as provided below or from the Stockholders directly. In no event will the Representative be required to advance funds on behalf of the Stockholders or otherwise. Following the resolution of all pending claims related thereto (and, for the avoidance of doubt, at no time prior thereto), the Representative shall have the right to recover Representative Expenses from the Escrow Amount before any distribution to the Stockholders. The Stockholders will on an individual and several basis (and not jointly as to or with any other Stockholder) indemnify, defend, hold harmless and reimburse, in the proportions provided in Exhibit G, the Representative for Representative Expenses, in each case as such Representative Expenses are incurred. The Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Representative or the termination of this Agreement, and the Representative and the Stockholders acknowledge and agree that the provisions of this Section 8.5 shall impose no obligations on the Companies, Purchaser or any of their respective Affiliates.

8.6     Stockholders Bound. By his, her or its execution of this Agreement, each Stockholder agrees that:

(a)     Purchaser shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of the Working Capital, the settlement of any claims for indemnification by any Indemnitee pursuant to ARTICLE 6 or any other actions required or permitted to be taken by the Representative hereunder, and no party shall have any cause of action against Purchaser for any action taken by Purchaser in reliance upon the instructions or decisions of the Representative;

(b)     no Stockholder shall have any cause of action against the Representative for, and the Representative shall have no liability to any Stockholder in connection with, any action taken or omitted, decision made or instruction given by the Representative under this Agreement, except for liability directly resulting from fraud, gross negligence or willful misconduct on the part of the Representative;

(c)     each such Stockholder will, on an individual and several basis (and not jointly as to or with any other Stockholder) based on the portion of the Purchase Price actually received indemnify, defend and hold harmless the Representative in accordance with Section 8.5;

(d)     the provisions of this ARTICLE 8 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Agreement;

(e)     remedies available at law for any breach of the provisions of this ARTICLE 8 are inadequate; therefore, Purchaser shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if either Purchaser brings an action to enforce the provisions of this ARTICLE 8; and

(f)     the provisions of this ARTICLE 8 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of each Stockholder, and any references in this Agreement to an Stockholder shall mean and include the successors to the Stockholder’s rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

ARTICLE 9
MISCELLANEOUS PROVISIONS

9.1     Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the Party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made, and shall be deemed given or made (i) on the date delivered if delivered in person, (ii) on the date delivered if delivered by registered or certified mail (return receipt requested) (with postage and other fees prepaid), (iii) on the next Business Day after deposit with a nationally recognized overnight courier service, or (iv) upon confirmed receipt of delivered by email or fax, as follows (or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing):

To Purchaser:	with a copy (which shall not constitute notice) to:

LRAD Corporation 16990 Goldentop Road, Suite A San Diego, California 92127 Attention: Richard S. Danforth Email: RDanforth@lradx.com	Durham Jones & Pinegar, P.C. 192 E 200 N, Third Floor St. George, Utah 84770 Attention: Joshua E. Little, Esq. Email: jlittle@djplaw.com

To the Representative:	with a copy (which shall not constitute notice) to:

Pablo Colom Imaz Calle Fomento, 3, 4ºA 28013 Madrid Spain Email: pcolom@genasys.com	Buhler Duggal & Henry LLP 404 Fifth Avenue New York, New York 10018 Attention: Raoul Duggal, Esq. Email: rduggal@bdhllp.com
To the Stockholders:	with a copy (which shall not constitute notice) to:

At each Stockholder’s address listed on the signature pages hereto.	Buhler Duggal & Henry LLP 404 Fifth Avenue New York, NY 10018 Attention: Raoul Duggal, Esq. Email: rduggal@bdhllp.com

9.2     Exhibits and Schedules to this Agreement. All Exhibits and Schedules to this Agreement, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

9.3     Disclosure Schedules. Nothing in the disclosure schedules delivered by the Stockholders to Purchaser under this Agreement shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such disclosure schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. Any exception to any representations or warranties disclosed on one disclosure schedule shall constitute an exception to any other representations or warranties made in this Agreement only if (a) the substance of such exception is reasonably disclosed on the applicable disclosure schedule or (b) a specific cross-reference to a disclosure on another disclosure schedule, which also reasonably discloses the substance of the exception, is made.

9.4     Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day other than a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding Business Day.

9.5     Assignment; Successors in Interest. No assignment or transfer by Purchaser or the Company of its respective rights and obligations under this Agreement shall be made except with the prior written consent of the other Party. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns, and any reference to a Party shall also be a reference to a permitted successor or assign.

9.6     Survival of Covenants. The covenants and agreements of the Parties set forth in ARTICLE 4 and to be performed following the Closing shall survive the Closing and remain in full force and effect until performed or waived by the appropriate Party.

9.7     Controlling Law. This Agreement, and any claim, controversy or dispute arising out of, or relating to, the transactions contemplated by this Agreement or the performance of services hereunder or thereunder, shall be governed by and construed in accordance with the internal Laws of the State of Delaware without reference to such State’s choice of law rules.

9.8     Entire Agreement. This Agreement supersedes all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement, and this Agreement and the Releases constitute the entire agreement among the Parties; provided, however, that nothing in this Agreement shall affect the validity or enforceability of the Confidentiality Agreement.

9.9     Amendment, Modification and Waiver. The Parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing. The waiver by a Party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

9.10     Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the Parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

9.11     Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce more than one of such counterparts. Execution of this Agreement electronically and delivery of this Agreement by any Party of a signature page electronically shall be valid and deemed to be delivery of an originally executed signature, provided that either Party shall provide an original signature page upon request by the other Party.

9.12     No Third-Party Beneficiaries. Other than the Indemnitees’ rights under ARTICLE 6, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.

9.13     Jurisdiction and Forum.

(a)     Each Party irrevocably agrees that Legal Proceeding (whether at law, in equity, in contract, in tort or otherwise) arising out of, or relating to, the transactions contemplated by this Agreement, the performance of services hereunder or any oral representations made or alleged to be made in connection with the transactions contemplated by this Agreement (an “Action”) shall be finally settled in San Diego, California under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

9.14     Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT, LITIGATION OR OTHER PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

9.15     Attorneys’ Fees. If any Party hereto brings any action, at law or in equity, to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to recover from the other party hereto reasonable attorneys’ fees and costs in addition to any relief to which such Party may be entitled.

9.16     Specific Performance. The Parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Stockholders or the Company and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by the Stockholders or the Company, Purchaser shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to Purchaser.

9.17     Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference in this Agreement to “including” shall be interpreted as “including without limitation”. Whenever the context so requires, the singular shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. Any dollar thresholds set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “Material Adverse Effect” under this Agreement. Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder. When reference is made in this Agreement to information that has been “made available” to the Purchaser, that shall mean that such information was delivered to Purchaser or its counsel before December 1, 2017. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits and Schedules are references to Exhibits and Schedules to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Stock Purchase Agreement to be duly executed, as of the date first above written.

Purchaser: LRAD Corporation, a Delaware corporation		The Company: Genasys Holding S.L., a Spanish corporation

By:	/s/ Richard S. Danforth	By:	/s/ Pablo Colom Imaz
Its:	Chief Executive Officer	Its:	Managing Director

REPRESENTATIVE:

/s/ Pablo Colom Imaz
Pablo Colom Imaz

STOCKHOLDERS

ADARA VENTURES SICAR		CAIXA CAPITAL TIC SCR, S.A
Societé en commandite per actions

/s/ Mr. Alberto Ignacio Gómez Arreaza		/s/ Mr. Beltrán Vives Montobbio
By:	Mr. Alberto Ignacio Gómez Arreaza	By	Mr. Beltrán Vives Montobbio

/s/ Mr. Nicolás Robert Goulet
By: Mr. Nicolás Robert Goulet		Its Power of Attorney
Its Directors

/s/ Mr. Per Harald Levin		/s/ Mr. Pablo Colom Imaz
Mr. Per Harald Levin		Mr. Pablo Colom Imaz

Investment Fund Continental, S.L		Management Consulting Overseas S.L

/s/ Mr. Pablo Colom Imaz		/s/ Mr. Pablo Colom Imaz
By: Mr. Pablo Colom Imaz		By: Mr. Pablo Colom Imaz
Its Chief Executive Director		Its Sole Administrator

Ms. Belén del Amo Pérez de Lara		Ms. Maria Isabel Vera Artero
and Mr. Pau Morillas Giner

/s/ Mr. Pablo Colom Imaz	/s/ Mr. Pablo Colom Imaz
By Mr. Pablo Colom Imaz	By Mr. Pablo Colom Imaz
Its Power of Attorney	Its Power of Attorney

Mr. Iñigo Redondo Egaña	Data Model Consulting, S.L.
and Ms. Ana María Ruiz de Azúa Castaño

/s/ Mr. Pablo Colom Imaz	/s/ Mr. Joaquín Sanz Arribas
By Mr. Pablo Colom Imaz	By Mr. Joaquín Sanz Arribas
Its Power of Attorney	Its Sole Administrator

/s/ Mr. Juan Carlos Martínez Peinado	/s/ Mr. Luis Francisco Juez Miranda
Mr. Juan Carlos Martínez Peinado	Mr. Luis Francisco Juez Miranda

/s/ Ms. Maria Elena García Barreiros	/s/ Ms. María del Pilar González
Ms. Maria Elena García Barreiros	Ms. María del Pilar González

/s/ Mr. José María Carazo Cepedano	/s/ Mr. José Ángel Montalbán Serrano
Mr. José María Carazo Cepedano	Mr. José Ángel Montalbán Serrano

/s/ Ms. Carmen Vera Artero
Ms. Carmen Vera Artero

/s/ Mr. Oscar Sánchez González	/s/ Francisco Sánchez Díaz
Mr. Oscar Sánchez González	Mr. Francisco Sánchez Díaz

/s/ Alberto Nicoletti
Alberto Nicoletti

Exhibit A

Definitions

“Action” means any action, suit, claim, audit, arbitration, investigation, inquiry, grievance or other proceeding, whether civil, criminal, administrative or investigative.

“Affiliate” means with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this Agreement, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Balance Sheet” means the audited consolidated balance sheet of the Companies as of November 30, 2017.

“Balance Sheet Date” means November 30, 2017.

“Bank Account” means the demand deposit account to be opened in the name of the Purchaser at the bank for the deposit of the Escrow Amount.

“Business Day” means any day other than a Saturday, Sunday, or any day on which banks in San Diego or Madrid are closed.

“Company” means the Spanish public limited liability entity, Genasys Holding, S.L.

“Companies” means the Company and Genasys II Spain, S.A.U.

“Closing Date” means the date on which the Closing shall occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Debt” means total Indebtedness of either of the Companies, excluding all Severance Obligations.

“Company IP” means all of the Intellectual Property and Intellectual Property Rights that are owned or controlled by either of the Companies and that are or were used in, needed for the conduct of, or are useful in connection with, the business operated or proposed to be operated by either of the Companies, together with the goodwill associated with the properties and assets of either of the Companies.

“Company’s Knowledge” means any fact, circumstance, event or other matter that is actually known or reasonably should be known by Pablo Colom Imaz or Alberto Gómez Arreaza taking into account the individual positions held by each of them at the Company.

“Confidentiality Agreement” means the Confidentiality Agreement dated April 21, 2017, between Purchaser and the Company.

“Damages” means any and all claims, debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in a settlement entered into in accordance with this Agreement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution procedures).

“Deed of Sale And Purchase” means the deed notarizing the Agreement to be executed by the Parties at the Closing.

“Escrow” means the resulting bank deposit after payment of the Escrow Amount into the Bank Account solely for the purposes of securing fulfillment of its obligations of adjustment to the Purchase Price under the Section 1.3(c) of this Agreement.

“Escrow Amount” means €150,000 to be deposited in the Bank Account pursuant to Section 1.3(b).

“Genasys Mexico” means America Sociedad Anónima de Capital Variable, an entity incorporated under the laws of Mexico.

“Governmental Entity” means any federal, state, local or foreign government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any state, local or foreign government.

“Group” means the tax group of companies formed by Genasys Holding, S.L. and Genasys II Spain, S.A.U.

“IFRS” means International Financial Reporting Standards, consistently applied, as at the dates and during the periods covered thereby.

“Indebtedness” with respect to any Person means (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the deferred purchase price of property or other assets or for the deferred cost of property or other assets constructed or of improvements thereto, other than accounts payable and other current liabilities incurred in the Ordinary Course; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens issued by such Person; (e) capitalized lease obligations; (f) all third party financial guarantees and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any indebtedness; (h) all bankers acceptances and overdrafts; and (i) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.

“Indemnifying Stockholders” means the following Stockholders: Adara Ventures Sicar, Iñigo Redondo Egaña, Alberto Nicoletti, Per Levin, Management Consulting Overseas, Data Model Consulting, S.L., Pablo Colom Imaz, and Mª Isabel Vera Artero.

“Indemnitees” means the following Persons: (a) Purchaser; (b) Purchaser’s current and future subsidiaries; (c) the respective officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives of the Persons referred to in clauses “(a)”, and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b) and “(c)” above; provided, however, that the stockholders of the Company shall in no event be deemed to be “Indemnitees.

“Intellectual Property” means algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including Source Code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” means all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world:(a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“IFC” means Investment Fund Continental S.L.

“Knowing Misrepresentation” means that (a) the Stockholders made a representation or warranty in this Agreement or any closing certificate furnished by the Stockholders to Purchaser pursuant to this Agreement that was incorrect on the date made and (b) the Stockholders made such representation or warranty with the Knowledge on such date that the representation or warranty was incorrect when made.

“Law” means any federal, state central, regional or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, directive, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision actually having the force or effect of law.

“Legal Proceeding” means any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation, in each case before any Governmental Entity or before any arbitrator.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than Permitted Liens.

“Material Adverse Effect” means any change, effect, occurrence, fact, or event that, individually or in the aggregate, has or reasonably could be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Companies; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Companies operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; or (vi) any natural or man-made disaster or acts of God; provided further, however, that Material Adverse Effect shall include such events to the extent that such event has a disproportionate effect on the Companies compared to other participants in the industry in which the Company operates.

“Notary” means the Spanish notary public designated by Purchaser and before whom the Deed of Sale and Purchase shall be executed and the other steps provided for in this Agreement.

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) as applied to the applicable time period and situation.

“Organizational Documents” means, with respect to a company, the charter, the memorandum of association, articles of association, or equivalent constitutional document in its jurisdiction of incorporation.

“Party” means each of Purchaser, the Company, the Stockholders and the Representative, and “Parties” mean all of them collectively.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of the Leased Real Property).

“Permitted Liens” means (i) Liens for Taxes or other governmental charges not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith for which adequate reserves are maintained, (ii) those matters of record title which do not materially affect the operation of the Leased Real Property, including, but not limited to, easements, covenants, rights-of-way and other similar restrictions or conditions of record, non-monetary imperfections of title or encumbrances; (iii) landlords, mechanics’, carriers’, warehousemen’s, workers’ and other similar Liens for sums that are not yet due and payable; or (iv) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security.

“Person” means a person, corporation, partnership, limited liability company, joint venture, trust or other entity or organization.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement through or in the air, soil, surface water, groundwater or property.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Restricted Stockholders” means Adara Ventures SICAR, IFC, Caixa Capital Pyme Innovacion SCR, Inigo Redondo, Alberto Nicoletti, Per Levin, Management Consulting Overseas and Pablo Colom.

“Severance Obligations” means the Company’s severance obligations as of the Closing towards the individuals listed on Schedule 1.2 that is to be paid monthly.

“Shareholders Agreement” means that certain Shareholders Agreement of the Company dated January 27, 2009.

“Source Code” means code in any programming language in a form intelligible to trained programmers, including all comments and procedural code as well as all related development documents.

“Subsidiary” means Genasys II Spain, S.A.U.

“Tax Returns” means any and all reports, returns, declarations, or statements relating to Taxes filed before any Tax Authority, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Tax”, “Taxes” and “Taxation” means any tax and Social Security, charge, levy, contribution, fiscal or quasi-fiscal duties, or any obligation to withhold or prepay tax established by the applicable (central, regional or local) legislation, whether direct or indirect including, without limitation, corporate income tax, wage withholding tax, national social security contributions and employee social security contributions, value added tax, non-resident income tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, (municipal) real estate taxes, other municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties in any relevant jurisdiction, as well as any charge or amount related thereto (including fines, penalties, interest and surcharges) due, payable, levied, imposed upon or claimed by any Tax Authority (central, regional or local) whether directly or primarily chargeable against, recoverable from or attributable to the Companies or another person.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Action” means any Legal Proceeding by a Person other than a Party for which indemnification may be sought by the Purchaser under ARTICLE 6.

“Working Capital” means the current assets of the Company (including cash and equivalents) less the current liabilities of the Company (but excluding from current liabilities all Severance Obligations, Company Debt and Taxes for which indemnification is due from the Stockholders), all determined in accordance with IFRS. Working Capital and any adjustment to the Purchase Price based on Working Capital will be determined by reference to the closing adjustment schedule and the accounting principles agreed by Purchaser and Representative as set out in Exhibit F.

In addition to the foregoing terms, the following capitalized terms are defined in the referenced sections of this Agreement:

Defined Terms	Reference	Defined Terms	Reference
Agreement	Preamble	Lease Real Property	Section 2.17(a)
Closing	Section 1.6(a)	Material Contracts	Section 2.13(a)
Closing Statement	Section 1.3(c)(i)	Neutral Accountant	Section 1.4
Company Debt Target	Section 1.2	Pre-Closing Statement	Section 1.3(a)
Company Product	Section 2.19(a)	Purchaser	Preamble
Company Shares	Recitals	Purchase Price	Section 1.2
Company Software	Section 2.19(l)	Representative	Preamble
Deductible	Section 6.4(a)	Representative Expenses	Section 8.5
Dispute Notice	Section 1.3(c)(ii)	Securities Act	Section 2.4(e)
Enforceability Exceptions	Section 2.2	Severance Target	Section 1.2
Environmental Laws	Section 2.18	Specific Indemnity Claims	Section 6.1(a)(v)
Estimated Purchase Price	Section 1.3(a)	Stock Claims	Section 6.1(a)(iv)
Financial Statements	Section 2.6(a)	Stockholder(s)	Preamble
Fraud Claims	Section 6.1(a)(i)	Stockholder Loans	Section 1.5
Fundamental Claims	Section 6.1(a)(iii)	Tax Claims	Section 6.1(a)(ii)
Fundamental Representations	Section 6.3	Tax Proceedings	Section 4.3(a)
General Claims	Section 6.1(a)(vi)	Working Capital Target	Section 1.2
Lease(s)	Section 2.17(a)

Exhibit B

Ownership Schedule

Shareholders	Address	Nº of Shares Held	From	To	% of Total Shares
Adara Ventures SICAR	L-2535, 20 Boulevard Emmanuel Servais (Luxemburgo)	645,795	627.128	1.058.000	41.19%
			1.190.049	1.404.970
Investment Fund Continental S.L.	Plaza Santa María Soledad Torres Acosta número 2, 4º A, Madrid	627,127	1	627.127	40.00%
Caixa Capital TIC SCR, S.A.	Avda. Diagonal 621-629, Torre II, 7ª planta, Barcelona	162,704	1.404.971	1.567.674	10.38%
Iñigo Redondo Egaña	C/ Encinas, 30, bajo; 28016, Madrid	34,420	1.123.001	1.148.000	2.20%
			1.148.001	1.157.420
Alberto Nicoletti	Avenida do Ludo 92, Apartamento 177, Pinheiros Altos, 8135-863 Almancil (Portugal)	28,724	1.078.001	1.088.000	1.83%
			1.171.325	1.190.048
Per Levin	Vraen 26, 26991 Bastad, Suecia	19,268	1.068.001	1.078.000	1.23%
			1.162.057	1.171.324
Management Consulting Overseas, S.L.	c/ Fomento, 3 Madrid	10,000	1.058.001	1.068.000	0.64%
Juan Carlos Martínez Peinado	c/ Bueso Pineda número 12, 28043 Madrid	10,000	1.088.001	1.098.000	0.64%
Belén del Amo Pérez de Lara	38 Holland Street W84LT, Londres, Inglaterra	10,000	1.098.001	1.108.000	0.64%
Data Model Consulting, S.L.	Travesía de Pozas nº 6, Madrid	5,000	1.108.001	1.113.000	0.32%
Pablo Colom Imaz	c/ Fomento, 3 Madrid	4,636	1.157.421	1.162.056	0.30%
Mª Isabel Vera Artero	c/ Julia Balenchana, 8, 4º B, 28033, Madrid	2,500	1.113.001	1.115.500	0.16%
Jose María Carazo Cepedano	c/ del Roble, Urbanización los Jarales nº 8, 28250 Galapagar, Madrid	2,500	1.115.501	1.118.000	0.16%
Luis Francisco Juez Miranda	c/ Santa Elena, 10. Ático A Madrid	2,000	1.118.001	1.120.000	0.13%
Oscar Sánchez González	Plaza Santa María Soledad Torres Acosta nº 2, 4ºA, 28004 Madrid	1,200	1.120.001	1.121.200	0.08%
Francisco Sánchez Díaz	c/ Ontanilla nº 20, 7º A, Madrid	1,000	1.121.201	1.122.200	0.06%
Angel Montalbán Serrano	c/ Padre Claret nº 21, 2º E, 28002 Madrid	800	1.122.201	1.123.000	0.05%
		1,567,674			100%

Exhibit C

Form of Release

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release”) is dated effective January 18, 2018, by [STOCKHOLDER NAME].

STATEMENT OF FACTS

A.     This Release is being executed and delivered in accordance with Section 3.5(i) of the Stock Purchase Agreement dated January 18, 2018 (the “Purchase Agreement”) by and among LRAD Corporation, a Delaware corporation (“Purchaser”), Genasys Holdings S.L., a limited liability company organized under the laws of Spain (the “Company”), each of the holders of the capital stock of the Company (each a “Stockholder” and collectively, the “Stockholders”), and Pablo Colom Imaz, an individual resident in Spain, as representative of the Stockholders. Capitalized terms used but not otherwise defined in this Release have the respective meanings assigned to them in the Purchase Agreement.

B.     The Stockholders hold all the shares of common stock of the Company. The undersigned is one of the Stockholders.

C.     The undersigned acknowledges that its execution and delivery of this Release is a condition precedent to the consummation of the transactions contemplated by the Purchase Agreement and that in order to induce Purchaser to enter into the Purchase Agreement and to consummate the transactions contemplated thereby, which will directly benefit the undersigned, the undersigned has agreed to execute this Release.

D.     The undersigned, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, in order to induce Purchaser to consummate the transactions contemplated by the Purchase Agreement, hereby covenants as follows:

AGREEMENT

1.     Release.

(a)     The undersigned hereby releases and forever discharges the Company and its directors, officers, employees, counsel, agents and representatives (individually, a “Releasee” and, collectively, the “Releasees”) from any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including attorneys’ fees and costs) whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued and whether due or to become due) (“Liability”) arising contemporaneously with or prior to the Closing Date, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, (i) any rights to reimbursement, or compensation from the Company, whether pursuant to any of its charter documents, contracts or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date, (ii) any Liability the undersigned may have against any Releasee based upon an alleged breach of any securities laws or fiduciary or other duty owed by any such Releasee to the undersigned in connection with the transactions contemplated by the Purchase Agreement, but excluding any liabilities or obligations of the Company under the Purchase Agreement.

(b)     Further, the undersigned hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter released hereby.

(c)     The undersigned represents to the Releasees that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any claim, contention, demand, cause of action (at law or in equity) or Liability of any nature, character, or description whatsoever, which is or which purports to be released or discharged by this Release.

(d)     The undersigned represents to the Releasees that it has not asserted any claim for indemnification against the Company under any of its charter documents nor, to the knowledge of the undersigned, is there any fact, circumstance or event that forms or could form the basis for any such claim.

(e)      Notwithstanding anything to the contrary contained in this Release, the undersigned does not release and this Release shall not constitute a release of any rights of the undersigned (i) in respect of any Stockholder Loans (as defined in the Purchase Agreement) referenced in Section 1.5 of the Purchase Agreement, (ii) in respect of ownership of any stock in the Company to be sold pursuant to the Purchase Agreement where such rights are to be transferred to the Purchaser under the Purchase Agreement, (iii) to severance payments the undersigned has against the Company and are included in the Severance Obligations, (iv) to any existing indemnification related rights related to serving as a director or service provider to the Company or its affiliates, or (v) arising under the Purchase Agreement or any agreement entered into in connection therewith or.

2.     Indemnification. Without in any way limiting any of the rights and remedies otherwise available to any Releasee, the undersigned shall indemnify and hold harmless each Releasee from and against all liabilities, whether or not involving third-party claims, arising directly or indirectly from or in connection with the assertion by or on behalf of the undersigned of any claim or other matter purported to be released pursuant to this Release.

3.     Scope of Release. The undersigned hereby represents that it understands and acknowledges that it may hereafter discover facts and legal theories concerning this Release and the subject matter hereof in addition to or different from those of which it now believes to be true. The undersigned understands and hereby agrees that this Release shall remain effective in all respects notwithstanding those additional or different facts and legal theories or the discovery of those additional or different facts or legal theories. The undersigned assumes the risk of any mistake of fact or law with regard to any potential claim or with regard to any of the facts which are now unknown to him/her relating thereto. Notwithstanding the release set forth herein, this Release and all obligations assumed hereunder shall remain binding on the undersigned.

THE UNDERSIGNED ACKNOWLEDGES THAT IT BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE § 1542 WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED BEING AWARE OF SAID CODE SECTION HEREBY EXPRESSLY WAIVES ANY RIGHTS HE OR SHE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER SIMILAR STATUTES OR COMMON LAW PRINCIPLES.

4.     Severability. In the event that any provision of this Release is held invalid, unenforceable or void to any extent by a court of competent jurisdiction, such provision shall be modified, if possible, by reducing its duration and scope to allow enforcement of the maximum permissible duration and scope. In any event, such declaration shall not affect the remaining provisions of this Release, and this Release shall be enforced as modified, or if no modification is enforceable, as if such invalid clause had not been included.

5.     Successors and Assigns. This Release shall be binding upon and inure to the benefit of the Releasees and the undersigned and their respective heirs, successors, assigns, representatives, affiliates and agents.

6.     Modifications; Waivers. This Release may not be modified, waived or changed in any manner by the undersigned unless agreed to in writing by Purchaser.

7.     Headings. The section headings of this Release are for convenience of reference only and shall not be deemed to alter or affect any provisions of this Agreement.

8.     Governing Law. This Release shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to such state’s principles of conflicts of law.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Release as of this _____ day of January, 2018.

[STOCKHOLDER]

Exhibit D

Form of Restrictive Covenant Agreement

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into as of January 18, 2018, by and among LRAD Corporation, a Delaware corporation (“Buyer”), and [__________], a [__________] organized under the laws of [__________] (“Restricted Party”). Restricted Party and Buyer are referred to herein sometimes individually as a “Party” and collectively herein as the “Parties.”

WHEREAS, pursuant to that certain Stock Purchase Agreement dated as of the date hereof (the “Stock Purchase Agreement”) by and among Buyer, Genasys Holding S.L., a limited liability company organized under the laws of Spain (the “Company”), each of the holders of the capital stock of the Company (the “Stockholders”), and Pablo Colom Imaz, an individual resident in Spain, as representative of the Stockholders, Buyer shall purchase all of the capital stock of the Company (the “Stock Purchase”). The Stock Purchase and the transactions contemplated by the Stock Purchase Agreement are hereinafter referred to as the “Transactions.” Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Stock Purchase Agreement.

WHEREAS, Restricted Party understands and agrees that the Transactions will result in an immediate, substantial and direct benefit to Restricted Party, including the receipt of a portion of the Purchase Price.

WHEREAS, the Parties acknowledge that the restrictions contained in this Agreement are fair and reasonable with respect to duration, geographical area and scope to protect Buyer’s legitimate business interests, and are a material inducement for Buyer to enter into the Transactions.

WHEREAS, Restricted Party possesses extensive knowledge and proprietary information with respect to the operation of the Company’s mass notification software business (the “Business”), which Business is being acquired by Buyer pursuant to the terms and conditions of the Stock Purchase Agreement.

WHEREAS, if proprietary information regarding the Business were disclosed or made available to competitors of Buyer or used by Restricted Party for its own account, Buyer could suffer adverse effects.

WHEREAS, Buyer and its Affiliates (including, following the Closing Date, the Company) could be irreparably damaged if Restricted Party were to provide services that are competitive to the Business or to any Person competing with Buyer and such competition by Restricted Party could result in a significant loss of goodwill by Buyer.

NOW, THEREFORE, the Parties hereto agree as follows:

1.     Non-Compete, Non-Solicitation. In exchange for the benefits that Restricted Party will obtain as a direct result of the consummation of the Transactions, Restricted Party hereby agrees to be bound by the terms and conditions of this Agreement.

(a)     In order to protect the value of the Business, for a period of three (3) years after the Closing Date, Restricted Party shall not, directly or indirectly, in any country or jurisdiction in which Buyer or its subsidiaries (including the Company, “Subsidiaries”) are engaged in the Business as of the Closing Date, compete against the Business, and shall not own any interest in, operate, manage, control, engage in, Participate in, invest in, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any Person) or otherwise assist in any manner any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which, directly or indirectly, competes against the Business (a “Competitive Business”). “Participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, manager, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise. Notwithstanding the foregoing, nothing herein shall prohibit Restricted Party from (i) being a passive owner of not more than fifty percent (50%) of the outstanding stock of any class of securities of a company engaged in a Competitive Business, so long as the Restricted Party has no active participation in the Competitive Business of such company, or (ii) performing any services for Buyer, the Company or any of their respective Affiliates.

(b)     For a period of twelve (12) months after the Closing Date, Restricted Party shall not, directly or indirectly through another Person, (i) solicit for employment or induce or attempt to induce or encourage any employee or independent consultant (including employees and independent consultants of the Company that are or have been employed by, or perform or have performed services for, Buyer or its Subsidiaries following the Closing) of Buyer or its Subsidiaries to leave the employ of or consulting relationship with Buyer or its Subsidiaries, or in any way interfere with the relationship between Buyer or its Subsidiaries and any employee or independent consultant thereof (such employees and independent consultants, the “Restricted Persons”), or (ii) hire, employ, enter into a consulting relationship with or otherwise retain for services any Restricted Person during the time such Restricted Person is an employee or independent consultant for Buyer or its Subsidiaries. Notwithstanding the foregoing, nothing in this Agreement shall prohibit Restricted Party or any other Person from making a general, public solicitation for employment, or using an employee recruiting or search firm to conduct a search, that does not specifically target employees or consultants of Buyer or its Subsidiaries, provided that this sentence will not serve to limit in any way the other restrictions contained herein, including but not limited to the restrictions set forth in Section 1(b)(ii).

(c)     For a period of three (3) years after the Closing Date, Restricted Party, directly or indirectly, shall not interfere in any adverse way with the relationship between any customer, supplier, vendor, referral source, partner, licensee or business relation of Buyer or its Subsidiaries (including, without limitation, inducing such Person to cease doing business, or materially reduce such business with, Buyer or its Subsidiaries).

2

(d)     Restricted Party agrees and acknowledges that Restricted Party is familiar with the trade secrets and other information of a confidential or proprietary nature of the Business and the Company’s business relations. Restricted Party also agrees and acknowledges that Buyer, its Affiliates and Subsidiaries could be irreparably damaged if Restricted Party were to participate in any Competitive Business in violation of this Agreement and that any such competition could result in a significant loss of goodwill by Buyer and its Subsidiaries. Restricted Party further agrees and acknowledges that in order to assure Buyer and its Subsidiaries’ businesses will retain their value, it is necessary that Restricted Party undertake not to utilize proprietary information of the Company and Restricted Party’s relationship with customers, suppliers, vendors, referral sources, partners, licensees or other business relations of the Company to compete with Buyer and its Subsidiaries in violation of this Agreement. Restricted Party agrees and acknowledges that the covenants and agreements set forth in this Agreement are a material inducement to Buyer to enter into the Stock Purchase Agreement and to perform its obligations thereunder, and that Buyer would not obtain the benefit of the bargain set forth in the Stock Purchase Agreement as specifically negotiated by the parties thereto if Restricted Party breached any of the provisions of this Agreement.

2.     Representations and Warranties. Restricted Party hereby represents and warrants to Buyer the following:

(a)     Restricted Party has carefully read and fully understands all of the provisions of this Agreement, has knowingly and voluntarily agreed to be legally bound by this Agreement and all of the terms contained herein, and has been advised and encouraged to consult with an attorney prior to signing this Agreement;

(b)     Restricted Party has the requisite power and authority and has full legal capacity necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby;

(c)     This Agreement has been duly and validly executed and delivered to Buyer by Restricted Party, and constitutes a valid and binding obligation of Restricted Party, enforceable against Restricted Party in accordance with its terms; and

(d)     The execution, delivery and performance of this Agreement by Restricted Party does not and will not conflict with, violate or cause a breach of any agreement or instrument to which Restricted Party is a party or subject or any judgment, order or decree to which Restricted Party is subject.

3.     Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the Party making the same and shall be deemed given or made (i) on the date delivered if delivered in person, (ii) on the date delivered if delivered by registered or certified mail (return receipt requested) (with postage and other fees prepaid), (iii) on the next Business Day after deposit with a nationally recognized overnight courier service, or (iv) upon confirmed receipt of delivered by email or fax, as follows (or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing):

To Buyer:	with a copy (which shall not constitute notice) to:
LRAD Corporation 16990 Goldentop Road, STE A San Diego, California 92127 Attention: Richard S. Danforth Email: RDanforth@lradx.com	Durham Jones & Pinegar, P.C. E 200 N, Third Floor St. George, Utah 84770 Attention: Joshua E. Little Email: jlittle@djplaw.com

3

To Restricted Party:	with a copy (which shall not constitute notice) to:
[__________] [__________] [__________] Attention: [__________] Email: [__________]	[__________] [__________] [__________] Attention: [__________] Email: [__________]

4.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The Parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of Section 1 of this Agreement shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision in Section 1 with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such partial enforcement is not possible in such jurisdiction, the term or provision shall be deemed severed as to such jurisdiction, and the remaining terms and provisions of this Agreement shall remain in full force and effect.

5.     Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile or digital imaging device (i.e., pdf format), all of which taken together shall constitute one and the same instrument.

6.     Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties hereto, except that Buyer and its permitted assigns may assign this Agreement and any of the provisions hereof without the consent of Restricted Party.

7.     Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be finally settled in San Diego, California under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. THE PARTIES TO THIS AGREEMENT AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT MAY LIE IN SUCH COURTS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

4

8.     Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Buyer and Restricted Party. No course of dealing between or among any persons having any interest in this Agreement, or action taken by any such person (including in any investigation by or on behalf of any party), will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.     Attorneys’ Fees. If any party hereto brings any action, at law or in equity, to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover from the other party hereto reasonable attorneys’ fees and costs in addition to any relief to which such party may be entitled.

10.     Enforcement of Covenants. Restricted Party recognizes and affirms that in the event of a breach or threatened breach by Restricted Party of any of the provisions of this Agreement, money damages could be inadequate and Buyer and/or its Subsidiaries could have no adequate remedy at law. Accordingly, Restricted Party agrees that Buyer shall have the right, in addition to an action or actions for damages or any other rights and remedies existing in its favor, to seek specific performance, injunctive and/or other equitable relief (without posting a bond or other security) to enforce its rights and each of Restricted Party’s obligations under this Agreement or to prevent any violations (whether anticipatory, continuing or future) of the provisions of this Agreement (such remedies to include, without limitation, the extension of the restricted period by a period equal to the length of the violation of Section 1 of this Agreement). Nothing contained herein shall be construed as prohibiting Buyer and/or its Subsidiaries from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove, provided, however, notwithstanding anything in this Agreement to the contrary, the liability of the Restricted Party to provide any indemnification of damages (or otherwise) will be limited for the Restricted Party in the aggregate to the portion of the Purchase Price actually received by such Restricted Party. In the event of a breach or violation by Restricted Party of any of the provisions of Section 1 of this Agreement, the restricted period shall automatically extend by the length of any such actual breach or violation.

11.     Non-Exclusivity. The rights and remedies of Buyer and/or its Subsidiaries hereunder are not exclusive of or limited by any other rights or remedies that Buyer and/or its Subsidiaries may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5

12.     Recitals. The recitals to this Agreement are an integral part of this Agreement and shall be deemed to be part of the text of this Agreement as if fully set forth herein.

13.     Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

14.     Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

15.     No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

6

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER: LRAD Corporation, a Delaware corporation By: Name: Title:	RESTRICTED PARTY: [__________] By: Name: Title:

[Signature page to Restrictive Covenant Agreement]

Exhibit E

Special Indemnification Matters

1.	Any failure by the Companies or the Sellers to have transcribed the minutes of the Companies into their respective minute books.

2.	Any failure by the Companies or the Sellers to maintain all of the Permits necessary to operate the Companies’ business.

3.

Any failure by the Companies to properly approve the remuneration of the directors of the Companies, including without limitation Pablo Colom Imaz, in accordance with applicable Law and the Companies’ governing documents and agreements.

4.

Any taxes related to the services provided by Management Consulting Overseas, S.L. and any Damages resulting from the Companies agreement with Management Consulting Overseas, S.L. being characterized as disguised ordinary employment relationship.

Exhibit F

Working Capital Schedule

Calculation of working capital 15/01/2018
Updated Balance Sheet Amounts

	June	July	August	Sep	Oct	Nov	Dec	Jan 15/12	Jan 15/12	Jan 15/12
Current Assets
Cash	62,330	41,653	32,547	38,862	22,928	46,393	35,115	121,628	121,628	121,628
ST Accrued Assets	37,090	31,450	25,810	20,170	17,820	12,180	9,457	23,082	23,082	23,082
ST investments	-	-	-
Accounts Receivable	645,312	581,235	650,249	568,758	507,424	437,462	450,436	579,341	579,341	579,341

Foreign tax credit valuation reserve	(226,592)	(226,592)	(226,592)	(226,592)	(226,592)	(226,592)	(226,592)	(226,592)	(226,592)	(226,592)
Stocks	5,943	7,143	6,993	516	571	442	532	-	-	-

Adjusted current assets	524,083	434,889	489,007	401,713	322,151	269,885	268,948	497,458	497,458	497,458

Current liabilities
Creditors	127,080	100,973	121,460	84,789	67,170	78,989	121,974	201,138	194,024	288,867
ST Accrued liabilities	315,136	270,679	249,097	216,843	214,757	166,884	167,945	235,676	235,676	245,270

Current liabilities	442,216	371,652	370,557	301,632	281,927	245,873	289,919	436,814	429,700	534,137

Net working capital	81,867	63,237	118,450	100,081	40,224	24,012	(20,971)	60,644	67,758	(36,679)
Additional liabilities
Lost salary								(19,187)	-	-
Reserve for collection of double taxation								(7,039)	-	-
Pending holidays								(24,684)	-	-
Adjusted net working capital								9,734	67,758	(36,679)
Target net working capital								80,000	80,000	80,000
Shortfall in working capital, reduction to purchase price								(70,266)	(12,242)	(116,679)

TOTAL DEBT CALCULATION
Current Debt
Long term loans	782,941	782,941	782,941	782,941	782,941	782,941	524,726	524,726	524,726	524,726
Debt w financial instit.	71,534	114,807	114,807	114,807	114,807	114,807	45,472	45,472	45,472	45,472
ST Debt w financial instit	714,104	420,555	483,872	467,175	430,613	419,691	483,925	547,326	547,326	547,326
Other financial liabilities	447,663	440,244	425,145	403,324	382,169	257,689	487,539	478,194	478,194	478,194
Telefonica Profit	(103,337)	(103,337)	(103,337)	(103,337)	(103,337)	-	-
stockholders costs									93,000
Total Severance	442,629	422,505	402,390	382,267	362,144	342,028	321,909	321,909	321,909	321,909
Total Debt	2,355,534	2,077,715	2,105,818	2,047,177	1,969,337	1,917,156	1,863,571	1,917,627	2,010,627	1,917,627
Less: ST investment guarantees	(562,410)	(355,910)	(355,910)	(355,910)	(355,910)	(355,910)	(355,910)	(347,718)	(347,718)	(347,718)
Net Debt	1,793,124	1,721,805	1,749,908	1,691,267	1,613,427	1,561,246	1,507,661	1,569,909	1,662,909	1,569,909
Adjustments
Add back Gobierno Vasco deposit								1,398	-	-
Reduce by severance amount								(321,909)	(321,909)	(321,909)
Adjusted Net Debt								1,249,398	1,341,000	1,248,000
SPA target Company Debt								1,400,000	1,400,000	1,400,000
Debt less than target, addition purchase price								150,602	59,000	152,000

Severance Target								390,000	390,000	390,000
Actual Severance								321,909	321,909	321,909
Delta to Target for severance liability								68,091	68,091	68,091

Total increase (decrease) to purchase price								148,427	114,849	103,421

Exhibit G

Allocation of Purchase Price among Stockholders

The Purchase Price will be paid to the Stockholders in the following proportion, respecting the previously existing agreement among such Shareholders and, in particular, with regards to liquidation preferences in the event of a sale of the Company:

SHAREHOLDERS	% Allocation of Purchase Price	TOTAL PRICE	Payment at Closing	Escrow Amount
Adara Ventures Sicar	38.491800%	€ 771,149.40	€ 713,411.70	€ 57,737.70
Investment Fund Continental	0.000000%	€ 0.00	€ 0.00	€ 0.00
Caixa Capital TIC	28.408200%	€ 569,133.33	€ 526,521.03	€ 42,612.30
Iñigo Redondo Egaña	9.301700%	€ 186,351.39	€ 172,398.84	€ 13,952.55
Alberto Nicoletti	6.399300%	€ 128,204.35	€ 118,605.40	€ 9,598.95
Per Levin	4.705700%	€ 94,274.57	€ 87,216.02	€ 7,058.55
Management Consulting Overseas	3.045900%	€ 61,021.93	€ 56,453.08	€ 4,568.85
Juan Carlos Martínez Peinado	2.375500%	€ 47,591.06	€ 44,027.81	€ 3,563.25
Belen Del Amo	2.375500%	€ 47,591.06	€ 44,027.81	€ 3,563.25
Data Model Consulting, S.L.	1.522900%	€ 30,509.96	€ 28,225.61	€ 2,284.35
Pablo Colom Imaz	0.830300%	€ 16,634.33	€ 15,388.88	€ 1,245.45
Mª Isabel Vera Artero	0.761500%	€ 15,255.98	€ 14,113.73	€ 1,142.25
José María Carazo Cepedano	0.593900%	€ 11,898.26	€ 11,007.41	€ 890.85
Luis Francisco Juez Miranda	0.475100%	€ 9,518.21	€ 8,805.56	€ 712.65
Oscar Sánchez González	0.285100%	€ 5,711.73	€ 5,284.08	€ 427.65
Francisco Sánchez Díaz	0.237600%	€ 4,760.11	€ 4,403.71	€ 356.40
Ángel Montalbán Serrano	0.190000%	€ 3,806.48	€ 3,521.48	€ 285.00

	100,000000%	€2,003,412.16	€1,853,412.16	€150,000.00

Exhibit H

Indemnifying Stockholders

STOCKHOLDERS	%
Adara Ventures Sicar	59,16
Iñigo Redondo Egaña	14,30
Alberto Nicoletti	9,84
Per Levin	7,23
Management Consulting Overseas	4,68
Data Model Consulting, S.L.	2,34
Pablo Colom Imaz	1,28
Mª Isabel Vera Artero	1,17
100,00